Exhibit 2.1

Execution Version

AGREEMENT AND PLAN OF MERGER

by and among

BERKSHIRE HILLS BANCORP, INC.,

Commerce Acquisition Sub, Inc.

and

BROOKLINE BANCORP, INC.

Dated as of December 16, 2024

TABLE OF CONTENTS

i

INDEX OF DEFINED TERMS

Acquisition Proposal	49
Affiliate	59
Agreement	1
Bank Merger	5
Bank Merger Agreement	5
Bank Merger Certificates	5
Bank Merger Effective Time	5
Bank Rhode Island	5
Bank Rhode Island Bank Merger	5
Baseline Closing Date	2
Berkshire	1
Berkshire 401(k) Plan	45
Berkshire Bank	5
Berkshire Benefit Plans	30
Berkshire Board Recommendation	43
Berkshire Bylaws	5
Berkshire Certificate	5
Berkshire Common Stock	2
Berkshire Contract	35
Berkshire Designated Directors	48
Berkshire Disclosure Schedule	23
Berkshire Equity Awards	4
Berkshire ESOP	24
Berkshire Insiders	33
Berkshire Meeting	43
Berkshire Owned Properties	36
Berkshire Preferred Stock	24
Berkshire Qualified Plans	30
Berkshire Real Property	36
Berkshire Regulatory Agreement	30
Berkshire Reports	27
Berkshire Restricted Stock Unit Awards	24
Berkshire Share Issuance	10
Berkshire Stock Options	24
Berkshire Stock Plans	4
Berkshire Subsidiary	27
BHC Act	8
BOLI	23
Borrower	22
Brookline	1
Brookline 401(k) Plan	45
Brookline Bank	5
Brookline Benefit Plans	15
Brookline Board Recommendation	43
Brookline Bylaws	4
Brookline Certificate	4
Brookline Common Stock	2
Brookline Contract	19
Brookline Disclosure Schedule	8
Brookline Equity Awards	3
Brookline Indemnified Parties	46
Brookline Insiders	50
Brookline Meeting	43
Brookline Owned Properties	20

Brookline Preferred Stock	9
Brookline Qualified Plans	15
Brookline Real Property	20
Brookline Regulatory Agreement	19
Brookline Reports	11
Brookline Restricted Stock Award	3
Brookline Restricted Stock Unit Award	3
Brookline Stock Plans	3
Brookline Subsidiary	8
Certificate of Merger	2
Chosen Courts	58
Closing	2
Closing Date	2
Code	1
Commerce Acquisition Sub, Inc.	1
Commerce Acquisition Sub, Inc. Bylaws	24
Commerce Acquisition Sub, Inc. Certificate	24
Commerce Acquisition Sub, Inc. Common Stock	3
Confidentiality Agreement	42
Continuation Period	45
Continuing Employees	45
Controlled Group Liability	15
Delaware Secretary
DGCL	2
Effective Time	2
Enforceability Exceptions	2
Environmental Laws	20
ERISA	15
ERISA Affiliate	15
Exchange Act	0
Exchange Agent	6
Exchange Fund	6
Exchange Ratio	2
FDIC	8
Federal Reserve Board	10
GAAP	8
Governmental Entity	10
Holdco Merger	1
Holdco Merger Certificate	4
Holdco Merger Effective Time	4
Hovde	13
Intellectual Property	21
Interim Surviving Corporation	1
IRS	13
Joint Proxy Statement	10
Knowledge	57
Liens	9
Loans	22
Material Adverse Effect	8
Materially Burdensome Regulatory Condition	41
MDOB	10
Merger	1
Merger Consideration	2
Multiemployer Plan	15
Multiple Employer Plan Multiple Employer Plan	15
Nasdaq	10

v

New Certificates	6
New Or Revised Equity Incentive Plan	25
NYDFS	10
NYSE	6
Old Certificate	2
PBGC	15
PCSB Bank	5
Permitted Encumbrances	20
Person	57
Personal Data	18
Premium Cap	46
Raymond James	28
Recommendation Change	43
Regulatory Agencies	11
Representatives	49
Requisite Brookline Vote	10
Requisite Berkshire Vote	25
Requisite Regulatory Approvals	41
Restated Certificate of Incorporation	5
RIDOB	10
S-4	10
Sarbanes-Oxley Act	11
SEC	10
Securities Act	11
Security Breach	18
Significant Subsidiaries	8
SRO	11
Subsidiary	8
Surviving Bank	5
Surviving Corporation	1
Surviving Entity Plans	45
Takeover Statutes	21
Tax	15
Tax Return	15
Taxes	15
Termination Date	53
Termination Fee	53
Total Borrower Commitment	22

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of December 16, 2024 (this “Agreement”), by and among Berkshire Hills Bancorp, Inc., a Delaware corporation (“Berkshire”), Commerce Acquisition Sub, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Berkshire (“Commerce Acquisition Sub, Inc.”), and Brookline Bancorp, Inc., a Delaware corporation (“Brookline”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Berkshire, Commerce Acquisition Sub, Inc. and Brookline have determined that it is in the best interests of their respective companies and stockholders, as applicable, to consummate the strategic business combination transaction provided for herein, pursuant to which Commerce Acquisition Sub, Inc. will, subject to the terms and conditions set forth herein, merge with and into Brookline (the “Merger”), so that Brookline is the surviving corporation (hereinafter sometimes referred to in such capacity, the “Interim Surviving Corporation”) in the Merger, and, immediately following the Merger and as part of a single integrated transaction for purposes of the Internal Revenue Code of 1986, as amended (the “Code”), the Interim Surviving Corporation will, subject to the terms and conditions set forth herein, merge with and into Berkshire (the “Holdco Merger”), so that Berkshire is the surviving corporation in the Holdco Merger (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);

WHEREAS, in furtherance thereof, the respective Boards of Directors of Berkshire, Commerce Acquisition Sub, Inc. and Brookline have approved this Agreement and the transactions contemplated hereby and, in the case of Berkshire, have resolved to submit the Berkshire Share Issuance (as defined in Section 3.4 below) to its stockholders for approval and to recommend that its stockholders approve the Berkshire Share Issuance and, in the case of Brookline, have directed that this Agreement be submitted to a vote of its stockholders for approval and have recommended that its stockholders approve this Agreement;

WHEREAS, for federal income tax purposes, it is intended that the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and this Agreement is intended to be and is adopted as a plan of reorganization for purposes of Sections 354 and 361 of the Code;

WHEREAS, the parties acknowledge that the Merger and the Holdco Merger, taken together, shall constitute a “change in control” as such term is defined in the benefit plans and agreements of Berkshire, Brookline and their subsidiaries; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the transactions contemplated hereby and also to prescribe certain conditions to the transactions contemplated hereby.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

Article I
THE MERGER AND THE HOLDCO MERGER

Section 1.1.            The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the “DGCL”), at the Effective Time, Commerce Acquisition Sub, Inc. shall merge with and into Brookline. Brookline shall be the Interim Surviving Corporation in the Merger and shall continue its corporate existence under its certificate of incorporation, bylaws, and the laws of the State of Delaware. Upon consummation of the Merger, the separate corporate existence of Commerce Acquisition Sub, Inc. shall terminate.

Section 1.2.            Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will take place (a) by electronic exchange of documents at 9:00 a.m., Eastern time, on a date which shall be no later than five (5) business days after all of the conditions set forth in Article VII hereof have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof) (the “Baseline Closing Date”); (b) at the election of both parties, on the last business day of the month in which the Baseline Closing Date occurs; or (c) at such other date, time or place as Berkshire and Brookline may mutually agree in writing after all of such conditions have been satisfied or waived (other than those conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction or waiver thereof). The date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”.

Section 1.3.            Effective Time. The Merger shall become effective as set forth in the certificate of merger (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware (the “Delaware Secretary”), on the Closing Date. The Certificate of Merger, which shall be in a form reasonably satisfactory to Brookline and Berkshire, shall be executed and caused to be filed as promptly as practicable after all of the conditions in Article VII have been satisfied or, if permissible, waived by the party entitled to do so. The term “Effective Time” shall be the time on the Closing Date when the Merger becomes effective, as set forth in the Certificate of Merger.

Section 1.4.            Effects of the Merger. At the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

Section 1.5.            Conversion of Brookline Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Berkshire, Commerce Acquisition Sub, Inc., Brookline, or the holder of any securities of Berkshire or Brookline:

(a)            Subject to Section 2.2(e), each share of the common stock, $0.01 par value, of Brookline (the “Brookline Common Stock”) issued and outstanding immediately prior to the Effective Time, except for shares of Brookline Common Stock owned by Brookline as treasury shares or owned by Brookline or Berkshire (in each case other than shares of Brookline Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Brookline or Berkshire in respect of debts previously contracted), shall be converted into the right to receive 0.42 of a share (the “Exchange Ratio” and such shares, the “Merger Consideration”) of the common stock, $0.01 par value, of Berkshire (the “Berkshire Common Stock”).

(b)            All of the shares of Brookline Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, an “Old Certificate,” it being understood that any reference herein to an “Old Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Brookline Common Stock) previously representing any such shares of Brookline Common Stock shall thereafter represent only the right to receive (i) a New Certificate representing the number of whole shares of Berkshire Common Stock which such shares of Brookline Common Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Brookline Common Stock represented by such Old Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Berkshire Common Stock or Brookline Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio to give Berkshire and the holders of Brookline Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, that nothing contained in this sentence shall be construed to permit Brookline or Berkshire to take any action with respect to its securities or otherwise that is prohibited by the terms of this Agreement.

(c)            Notwithstanding anything in this Agreement to the contrary, at the Effective Time, all shares of Brookline Common Stock owned by Brookline as treasury shares or owned by Brookline or Berkshire (in each case other than shares of Brookline Common Stock (i) held in trust accounts, managed accounts, mutual funds and the like, or otherwise held in a fiduciary or agency capacity that are beneficially owned by third parties or (ii) held, directly or indirectly, by Brookline or Berkshire in respect of debts previously contracted) shall be cancelled and shall cease to exist and no Berkshire Common Stock or other consideration shall be delivered in exchange therefor.

Section 1.6.            Commerce Acquisition Sub, Inc. Stock. At and after the Effective Time, each share of common stock of Commerce Acquisition Sub, Inc., par value $0.01 per share (“Commerce Acquisition Sub, Inc. Common Stock”), issued and outstanding immediately prior to the Effective Time shall at the Effective Time be converted into and become one share of common stock, par value $0.01 per share, of the Interim Surviving Corporation.

Section 1.7.            Treatment of Brookline Equity Awards

(a)            Except as otherwise agreed between Brookline and Berkshire, at the Effective Time, all outstanding time or performance-based restricted stock awards in respect of a share of Brookline Common Stock under the Brookline Stock Plan (as defined below) (each, a “Brookline Restricted Stock Award”), shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest, with any applicable performance-based vesting condition to be deemed achieved at the greater of the target level of performance or actual annualized performance measured as of the most recent completed fiscal quarter, and shall be converted into, and become exchanged for the Merger Consideration (less applicable Taxes (as defined in Section 3.10(b)) required to be withheld, if any, with respect to such vesting in accordance with Section 2.2(g)) within five (5) business days after the Effective Time; provided, that if such time frame is not operationally feasible, each Brookline Restricted Stock Award shall be cancelled and converted into the right to receive the Merger Consideration as soon as reasonably practicable after the Effective Time.

(b)            At or prior to the Effective Time, Brookline, the Board of Directors of Brookline or the compensation committee of the Board of Directors of Brookline, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of the Brookline Equity Awards (as defined below) consistent with the provisions of this Section 1.7 and (ii) cause the Brookline Stock Plan to terminate at or prior to the Effective Time. Brookline shall take all actions necessary to ensure that from and after the Effective Time, Berkshire will not be required to deliver shares of Brookline Common Stock or other capital stock of Brookline to any person pursuant to or in settlement of Brookline Equity Awards.

(c)            For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Brookline Equity Awards” means the Brookline Restricted Stock Awards.

(ii)           “Brookline Stock Plan” means the Brookline Bancorp, Inc. 2021 Stock Option and Incentive Plan.

Section 1.8.            Treatment of Berkshire Equity Awards

(a)            Except as otherwise agreed between Brookline and Berkshire, at the Effective Time, all outstanding restricted stock awards in respect of a share of Berkshire Common Stock under the Berkshire Stock Plans (as defined below) (each, a “Berkshire Restricted Stock Award”), shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest (less applicable Taxes required to be withheld, if any, with respect to such vesting in accordance with applicable law).

(b)            Except as otherwise agreed between Brookline and Berkshire, at the Effective Time, (i) any vesting conditions applicable to each outstanding time or performance-based restricted stock unit award in respect of a share of Berkshire Common Stock granted under the Berkshire Stock Plans (a “Berkshire Restricted Stock Unit Award”), shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest (less applicable Taxes required to be withheld, if any, with respect to such vesting in accordance with applicable law), with any applicable performance-based vesting condition to be deemed achieved at the greater of the target level of performance or actual annualized performance measured as of the most recent completed fiscal quarter.

(c)            Except as otherwise agreed between Brookline and Berkshire, at the Effective Time, all outstanding and unexercised stock options in respect of a share of Berkshire Common Stock under the Berkshire Stock Plans (each, a “Berkshire Stock Option”), shall, automatically and without any required action on the part of the holder thereof, accelerate in full and fully vest, and shall remain outstanding with the same exercise price to which they were subject prior to the Effective Time, and except as noted above, shall not otherwise be affected by the Merger.

(d)            At or prior to the Effective Time, Berkshire, the Board of Directors of Berkshire or the compensation committee of the Board of Directors of Berkshire, as applicable, shall adopt any resolutions and take any actions that are necessary to (i) effectuate the treatment of the Berkshire Equity Awards (as defined below) consistent with the provisions of this Section 1.8 and (ii) cause contingent on the approval of the New Or Revised Equity Incentive Plan by Berkshire’s stockholders at the Berkshire Meeting, the Berkshire Stock Plans to terminate at the Effective Time, if necessary.

(e)            For purposes of this Agreement, the following terms shall have the following meanings:

(i)            “Berkshire Equity Awards” means the Berkshire Restricted Stock Awards, the Berkshire Restricted Stock Unit Awards and the Berkshire Stock Options.

(ii)           “Berkshire Stock Plans” means the Berkshire Hills Bancorp, Inc. 2018 Equity Incentive Plan and the Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan.

Section 1.9.            Certificate of Incorporation of Interim Surviving Corporation. At the Effective Time, the Certificate of Incorporation of Brookline (the “Brookline Certificate”), as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Interim Surviving Corporation until thereafter amended in accordance with applicable law.

Section 1.10.          Bylaws of Interim Surviving Corporation. At the Effective Time, the Amended and Restated Bylaws of Brookline (the “Brookline Bylaws”), as in effect immediately prior to the Effective Time, shall be the bylaws of the Interim Surviving Corporation until thereafter amended in accordance with applicable law.

Section 1.11.          Directors and Officers of Interim Surviving Corporation. At the Effective Time, the directors and officers of Commerce Acquisition Sub, Inc. as of immediately prior to the Effective Time shall, at and after the Effective Time, be the directors and officers, respectively, of the Interim Surviving Corporation, such individuals to serve in such capacities until such time as their respective successors shall have been duly elected or appointed and qualified or until their respective earlier death, resignation or removal from office.

Section 1.12.          Tax Consequences. It is intended that the Merger and the Holdco Merger, taken together, shall be treated as an integrated transaction described in Revenue Ruling 2001-46, 2001-2 C.B. 321, and shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement is intended to be and is adopted as a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

Section 1.13.          Holdco Merger.

(a)            General. Immediately following the Merger and as part of a single integrated transaction for U.S. federal income tax purposes, Berkshire shall cause the Interim Surviving Corporation to be, and the Interim Surviving Corporation shall be, merged with and into Berkshire in accordance with the DGCL. Berkshire shall be the Surviving Corporation in the Holdco Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Holdco Merger, the separate corporate existence of the Interim Surviving Corporation shall terminate.

(b)            Holdco Merger Effective Time. Berkshire and the Interim Surviving Corporation shall cause to be filed a certificate of merger with the Delaware Secretary with respect to the Holdco Merger (the “Holdco Merger Certificate”). The Holdco Merger shall become effective at such date and time as specified in the Holdco Merger Certificate in accordance with the relevant provisions of the DGCL, as applicable, or at such other date and time as shall be provided by applicable law (such date and time hereinafter referred to as the “Holdco Merger Effective Time”).

(c)            Effects of the Holdco Merger. At and after the Holdco Merger Effective Time, the Holdco Merger shall have the effects set forth in the applicable provisions of the DGCL and this Agreement.

(d)            Cancellation of Interim Surviving Corporation Stock. Each share of common stock, par value $0.01 per share, of the Interim Surviving Corporation, as well as each share of any other class or series of capital stock of the Interim Surviving Corporation, in each case that is issued and outstanding immediately prior to the Holdco Merger Effective Time, shall, at the Holdco Merger Effective Time, solely by virtue and as a result of the Holdco Merger and without any action on the part of any holder thereof, automatically be cancelled and retired for no consideration and shall cease to exist.

(e)            Berkshire Stock. At and after the Holdco Merger Effective Time, each share of Berkshire Common Stock issued and outstanding immediately prior to the Holdco Merger Effective Time shall remain an issued and outstanding share of Berkshire Common Stock and shall not be affected by the Holdco Merger.

(f)            Certificate of Incorporation of Surviving Corporation. At the Holdco Merger Effective Time, the Certificate of Incorporation of Berkshire (the “Berkshire Certificate”), as in effect immediately prior to the Holdco Merger Effective Time, shall be amended and restated in its entirety, as set forth in Exhibit A attached hereto (the “Restated Certificate of Incorporation”), and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended or provided therein and by applicable law.

(g)            Bylaws of Surviving Corporation. At the Holdco Merger Effective Time, the Amended and Restated Bylaws of Berkshire (the “Berkshire Bylaws”) as in effect immediately prior to the Holdco Merger Effective Time and as amended as set forth on Exhibit B attached hereto (the “Bylaws Amendment”), shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with their terms and applicable law.

(h)            Directors and Officers of the Surviving Corporation and Surviving Bank. The directors and officers of Surviving Corporation and Surviving Bank shall be as set forth in Section 6.13, each to serve or hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or Surviving Bank, as applicable.

Section 1.14.          Bank Merger. Immediately after the Merger, Berkshire Bank (“Berkshire Bank”), a Massachusetts trust company and a wholly-owned subsidiary of Berkshire, Bank Rhode Island (“Bank Rhode Island”), a Rhode Island bank and a wholly-owned subsidiary of Brookline, and PCSB Bank (“PCSB Bank”), a New York savings bank and a wholly-owned subsidiary of Brookline, will merge (the “Bank Merger”) with and into Brookline Bank, a Massachusetts trust company and a wholly-owned subsidiary of Brookline (“Brookline Bank”). Brookline Bank shall be the surviving entity in the Bank Merger (the “Surviving Bank”), and following the Bank Merger, the separate corporate existence of each of Berkshire Bank, Bank Rhode Island, and PCSB Bank shall cease. Promptly after the date of this Agreement, Brookline Bank, Bank Rhode Island, PCSB Bank and Berkshire Bank will enter into an agreement and plan of merger in substantially the form set forth in Exhibit C (the “Bank Merger Agreement”). Brookline shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of Brookline Bank, Bank Rhode Island, and PCSB Bank, and Berkshire shall approve the Bank Merger Agreement and the Bank Merger as the sole stockholder of Berkshire Bank. Brookline and Berkshire shall, and shall cause Brookline Bank, Bank Rhode Island, PCSB Bank, and Berkshire Bank, respectively, to execute certificates or articles of merger and such other documents and certificates as are necessary to make the Bank Merger effective (“Bank Merger Certificates”) immediately following the Holdco Merger Effective Time. The Bank Merger shall become effective promptly following the Holdco Merger Effective Time or at such date and time as specified in the Bank Merger Agreement in accordance with applicable law (such date and time hereinafter referred to as the “Bank Merger Effective Time”).

Article II
EXCHANGE OF SHARES

Section 2.1.            Berkshire to Make Merger Consideration Available. At or prior to the Effective Time, Berkshire shall deposit, or shall cause to be deposited, with an exchange agent designated by Berkshire and acceptable to Brookline (the “Exchange Agent”), for the benefit of the holders of Old Certificates, for exchange in accordance with this Article II, (a) certificates or, at Berkshire’s option, evidence of shares in book-entry form (collectively, referred to herein as “New Certificates”), representing the shares of Berkshire Common Stock to be issued to holders of Brookline Common Stock and (b) cash in lieu of any fractional shares (such cash and New Certificates, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a).

Section 2.2.            Exchange of Shares.

(a)            As promptly as practicable after the Effective Time, but in no event later than five (5) business days thereafter, Berkshire and Brookline shall cause the Exchange Agent to mail to each holder of record of one or more Old Certificates representing shares of Brookline Common Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article I, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Old Certificates shall pass, only upon proper delivery of the Old Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Old Certificates in exchange for New Certificates representing the number of whole shares of Berkshire Common Stock and any cash in lieu of fractional shares which the shares of Brookline Common Stock represented by such Old Certificate or Old Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of an Old Certificate or Old Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Old Certificate or Old Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a New Certificate representing that number of whole shares of Berkshire Common Stock to which such holder of Brookline Common Stock shall have become entitled pursuant to the provisions of Article I and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Old Certificate or Old Certificates surrendered pursuant to the provisions of this Article II and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2(b), and the Old Certificate or Old Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or dividends or distributions payable to holders of Old Certificates. Until surrendered as contemplated by this Section 2.2, each Old Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Berkshire Common Stock which the shares of Brookline Common Stock represented by such Old Certificate have been converted into the right to receive and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.

(b)            No dividends or other distributions declared with respect to Berkshire Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article II. After the surrender of an Old Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Berkshire Common Stock which the shares of Brookline Common Stock represented by such Old Certificate have been converted into the right to receive.

(c)            If any New Certificate representing shares of Berkshire Common Stock is to be issued in a name other than that in which the Old Certificate or Old Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Old Certificate or Old Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a New Certificate representing shares of Berkshire Common Stock in any name other than that of the registered holder of the Old Certificate or Old Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)           After the Effective Time, there shall be no transfers on the stock transfer books of Brookline of the shares of Brookline Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Old Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for New Certificates representing shares of Berkshire Common Stock, cash in lieu of fractional shares and dividends or distributions as provided in this Article II.

(e)            Notwithstanding anything to the contrary contained herein, no New Certificates or scrip representing fractional shares of Berkshire Common Stock shall be issued upon the surrender for exchange of Old Certificates, no dividend or distribution with respect to Berkshire Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Berkshire. In lieu of the issuance of any such fractional share, Berkshire shall pay to each former holder of Brookline Common Stock who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Berkshire Common Stock on the New York Stock Exchange (the “NYSE”) as reported by The Wall Street Journal for the consecutive period of ten (10) full trading days ending on the day preceding the Closing Date by (ii) the fraction of a share (after taking into account all shares of Brookline Common Stock held by such holder immediately prior to the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of Berkshire Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5. The parties acknowledge that payment of such cash consideration in lieu of issuing fractional shares is not separately bargained-for consideration, but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience that would otherwise be caused by the issuance of fractional shares.

(f)            Any portion of the Exchange Fund that remains unclaimed by the holders of Brookline Common Stock for twelve (12) months after the Effective Time shall be paid to the Surviving Corporation. Any former holders of Brookline Common Stock who have not theretofore complied with this Article II shall thereafter look only to the Surviving Corporation for payment of the shares of Berkshire Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Berkshire Common Stock deliverable in respect of each former share of Brookline Common Stock that such holder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Berkshire, Brookline, the Surviving Corporation, the Exchange Agent or any other person shall be liable to any former holder of shares of Brookline Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)            Berkshire shall be entitled to deduct and withhold, or cause the Exchange Agent to deduct and withhold, from any cash in lieu of fractional shares of Berkshire Common Stock, any dividends or distributions payable pursuant to this Section 2.2 or any other consideration otherwise payable pursuant to this Agreement to any holder of Brookline Common Stock or Brookline Equity Awards such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Tax law. To the extent that amounts are so withheld by Berkshire or the Exchange Agent, as the case may be, and timely paid over to the appropriate Governmental Entity, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Brookline Common Stock or Brookline Equity Awards in respect of which the deduction and withholding was made by Berkshire or the Exchange Agent, as the case may be.

(h)           In the event any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by Berkshire or the Exchange Agent, the posting by such person of a bond in such amount as Berkshire or the Exchange Agent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Old Certificate the shares of Berkshire Common Stock and any cash in lieu of fractional shares, and dividends of distributions, deliverable in respect thereof pursuant to this Agreement.

Article III
REPRESENTATIONS AND WARRANTIES OF BROOKLINE

Except (a) as disclosed in the disclosure schedule delivered by Brookline to Berkshire concurrently herewith (the “Brookline Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Brookline Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Brookline that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article III shall be deemed to qualify (1) any other section of this Article III specifically referenced or cross-referenced and (2) other sections of this Article III to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Brookline Reports (as defined in Section 3.5(b)) filed by Brookline after January 1, 2023 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Brookline hereby represents and warrants to Berkshire and Commerce Acquisition Sub, Inc. as follows:

Section 3.1.            Corporate Organization.

(a)            Brookline is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). Brookline has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Brookline is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Brookline. As used in this Agreement, “Material Adverse Effect” means, with respect to Berkshire, Commerce Acquisition Sub, Inc., Brookline or the Surviving Corporation, as the case may be, any effect, change, event, circumstance, condition, occurrence or development that, either individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (i) the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that, with respect to this clause (i), Material Adverse Effect shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Entities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) changes, after the date hereof, resulting from hurricanes, earthquakes, tornados, floods or other natural disasters or from any outbreak of any disease or other public health event, (E) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) (it being understood and agreed that the foregoing in this subclause (E) shall not apply for purposes of the representations and warranties in Sections 3.3(b), 3.4, 3.11(j), 4.3(b), 4.4 or 4.11(j)) or actions expressly required by this Agreement or that are taken with the prior written consent of the other party in contemplation of the transactions contemplated hereby, (F) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying causes of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred, except to the extent otherwise excepted by this proviso) or (G) the expenses incurred by Brookline or Berkshire in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement; except, with respect to subclauses (A), (B), (C) or (D) to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby. As used in this Agreement, “Subsidiary,” when used with respect to any person, means any subsidiary of such person within the meaning ascribed to such term in either Rule 1-02 of Regulation S-X promulgated by the SEC or the BHC Act; and “Significant Subsidiaries” shall have the meaning ascribed to it in Rule 1-02 of Regulation S-X promulgated under the Securities Exchange Act of 1934, as amended (the “ Exchange Act”). True and complete copies of the Brookline Certificate and the Brookline Bylaws, as in effect as of the date of this Agreement, have previously been made available by Brookline to Berkshire.

(b)           Each Subsidiary of Brookline (a “Brookline Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Brookline and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Brookline to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Brookline that is an insured depository institution are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the deposit insurance fund (the “Deposit Insurance Fund”) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of Brookline other than Brookline Bank, Bank Rhode Island and PCSB Bank that have or are required to have deposit insurance. Section 3.1(b) of the Brookline Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Brookline as of the date hereof. True and complete copies of the organizational documents of each Brookline Subsidiary as in effect as of the date of this Agreement have previously been made available by Brookline to Berkshire. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Brookline other than the Brookline Subsidiaries.

Section 3.2.            Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of Brookline consists of 200,000,000 shares of Brookline Common Stock and 50,000,000 shares of preferred stock, $0.01 par value (“Brookline Preferred Stock”). As of December 11, 2024, there are (i) 89,980,839 shares of Brookline Common Stock outstanding, including 880,748 shares of Brookline Common Stock granted in respect of outstanding Brookline Restricted Stock Awards (assuming any applicable performance goals are satisfied at the maximum level), (ii) 7,017,236 shares of Brookline Common Stock held in treasury, (iii) 365,868 shares of Brookline Common Stock reserved for issuance pursuant to future grants under the Brookline Stock Plan, and (iv) no shares of Brookline Preferred Stock outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since December 11, 2024 resulting from the exercise, vesting or settlement of any Brookline Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Brookline issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Brookline Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Brookline may vote. The trust preferred or subordinated debt securities of Brookline are issued or outstanding set forth on Section 3.2(a) of the Brookline Disclosure Schedule (the “Brookline Debt Securities”). Other than Brookline Equity Awards issued prior to the date of this Agreement as described in this Section 3.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Brookline, or contracts, commitments, understandings or arrangements by which Brookline may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Brookline, or that otherwise obligate Brookline to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Brookline is a party or is bound with respect to the voting or transfer of Brookline Common Stock or other equity interests of Brookline.

(b)            Brookline owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Brookline Subsidiaries, free and clear of any liens, claims, title defects, mortgages, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Brookline Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 3.3.            Authority; No Violation.

(a)            Brookline has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby (including the Merger, the Holdco Merger and the Bank Merger) have been duly and validly approved by the Board of Directors of Brookline. The Board of Directors of Brookline has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable to and in the best interests of Brookline and its stockholders and has directed that this Agreement and the transactions contemplated hereby be submitted to a vote of Brookline’s stockholders at a meeting of such stockholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement by the affirmative vote of a majority of the votes outstanding by the holders of outstanding shares of Brookline Common Stock entitled to vote on this Agreement (the “Requisite Brookline Vote”), (ii) the authorization of the execution of the Bank Merger Agreement by (x) the Board of Directors of Brookline Bank, (y) the Board of Directors of Bank Rhode Island, and (z) the Board of Directors of PCSB Bank and the approval of the Bank Merger Agreement by Brookline as sole stockholder of Brookline Bank, Bank Rhode Island and PCSB Bank, respectively, and (iii) if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to Brookline’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement, no other corporate proceedings on the part of Brookline are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Brookline and (assuming due authorization, execution and delivery by Berkshire and Commerce Acquisition Sub, Inc.) constitutes a valid and binding obligation of Brookline, enforceable against Brookline in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)            Neither the execution and delivery of this Agreement by Brookline nor the consummation by Brookline of the transactions contemplated hereby (including the Merger, the Holdco Merger and the Bank Merger), nor compliance by Brookline with any of the terms or provisions hereof, will (i) violate any provision of the Brookline Certificate or the Brookline Bylaws or (ii) assuming that the consents and approvals referred to in Section 3.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Brookline or any of its Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Brookline or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Brookline or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Brookline.

Section 3.4.            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and the NASDAQ Global Select Market (“Nasdaq”), (b) the filing of any required applications, filings and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the Massachusetts Division of Banks (the “MDOB”), Rhode Island Department of Business Regulation, Division of Banking (the “RIDOB”) and the New York Department of Financial Services (the “NYDFS”) and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Brookline Disclosure Schedule or Section 4.4 of the Berkshire Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the Securities and Exchange Commission (the “SEC”) of a joint proxy statement in definitive form relating to the meetings of Brookline’s stockholders and Berkshire’s stockholders to be held in connection with this Agreement and the transactions contemplated hereby (including any amendments or supplements thereto, the “Joint Proxy Statement”), and of the registration statement on Form S-4 in which the Joint Proxy Statement will be included as a prospectus, to be filed with the SEC by Berkshire in connection with the transactions contemplated by this Agreement (the “S-4”) and the declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (g) the filing of the Holdco Merger Certificate with the Delaware Secretary pursuant to the DGCL, (h) the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (i) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Berkshire Common Stock pursuant to this Agreement (the “Berkshire Share Issuance”), and (j) the approval of the listing of such Berkshire Common Stock on the NYSE, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization (“SRO”) (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Brookline of this Agreement or (B) the consummation by Brookline of the Merger and the other transactions contemplated hereby (including the Holdco Merger and the Bank Merger). As of the date hereof, Brookline is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, the Holdco Merger and the Bank Merger on a timely basis.

Section 3.5.            Reports.

(a)            Brookline and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with (i) any state regulatory authority, (ii) the SEC, (iii) the Federal Reserve Board, (iv) the FDIC, (v) the MDOB, (vi) the RIDOB, (vii) the NYDFS, (viii) any foreign regulatory authority and (ix) any SRO ((i) - (ix), collectively, “Regulatory Agencies”), including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Brookline. Subject to Section 9.14, except as set forth on Section 3.5(a) of the Brookline Disclosure Schedule (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Brookline and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Brookline, investigation into the business or operations of Brookline or any of its Subsidiaries since January 1, 2023, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Brookline or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Brookline or any of its Subsidiaries since January 1, 2023, in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Brookline.

(b)           An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Brookline to the SEC since December 31, 2022 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act (the “Brookline Reports”) is publicly available. No such Brookline Report, as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Brookline Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Brookline has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Brookline Reports.

Section 3.6.            Financial Statements.

(a)            The financial statements of Brookline and its Subsidiaries included (or incorporated by reference) in the Brookline Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Brookline and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Brookline and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Brookline and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2023, no independent public accounting firm of Brookline has resigned (or informed Brookline that it intends to resign) or been dismissed as independent public accountants of Brookline as a result of, or in connection with, any disagreements with Brookline on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Brookline Bank, Bank Rhode Island and PCSB Bank included in the consolidated reports of condition and income (call reports) of Brookline Bank, Bank Rhode Island and PCSB Bank, as applicable complied, as of their respective dates of filing with the MDOB, RIDOB and NYDFS, as applicable, and the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b)            Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Brookline, neither Brookline nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Brookline included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of Brookline and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Brookline or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Brookline. Brookline (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Brookline, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Brookline by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Brookline’s outside auditors and the audit committee of Brookline’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Brookline’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Brookline, any fraud, whether or not material, that involves management or other employees who have a significant role in Brookline’s internal controls over financial reporting. Any such disclosures were made in writing by management to Brookline’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Berkshire. To the knowledge of Brookline, there is no reason to believe that Brookline’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.

(d)           Since January 1, 2023, (i) neither Brookline nor any of its Subsidiaries, nor, to the knowledge of Brookline, any director, officer, auditor, accountant or representative of Brookline or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Brookline or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Brookline or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Brookline or any of its Subsidiaries, whether or not employed by Brookline or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Brookline or any of its officers, directors, employees or agents to the Board of Directors of Brookline or any committee thereof or, to the knowledge of Brookline, to any director or officer of Brookline.

Section 3.7.            Broker’s Fees. With the exception of the engagement of Hovde Group, LLC (“Hovde”), neither Brookline nor any Brookline Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Brookline has disclosed to Berkshire as of the date hereof the aggregate fees provided for in connection with the engagement by Brookline of Hovde related to the Merger and the other transactions contemplated hereby.

Section 3.8.            Absence of Certain Changes or Events.

(a)            Since December 31, 2023, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Brookline.

(b)           Except as set forth on Section 3.8(b) of the Brookline Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2023, Brookline and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

Section 3.9.            Legal Proceedings.

(a)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Brookline, neither Brookline nor any of its Subsidiaries is or has been a party to any, and there are and have been no pending or, to Brookline’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, charges, complaints or governmental or regulatory audits or investigations of any nature against or by Brookline or any of its Subsidiaries or any of their current or former directors or executive officers, in each case, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)            There is no injunction, order, judgment, decree, ruling, writ or regulatory restriction imposed upon Brookline, any of its Subsidiaries or the assets of Brookline or any of its Subsidiaries (or that, upon consummation of the Merger and the Holdco Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Brookline and its Subsidiaries, taken as a whole.

Section 3.10.          Taxes and Tax Returns.

(a)            Each of Brookline and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns (as defined below) in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Brookline nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Brookline and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid except such Taxes, if any, that are being contested in good faith by appropriate proceedings for which adequate accruals have been established in Brookline’s or its applicable Subsidiary’s audited consolidated financial statements in accordance with GAAP.

(b)            Each of Brookline and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(c)            Neither Brookline nor any of its Subsidiaries has requested an extension of time within which to file any Tax Return that has not since been filed or granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(d)            The federal income Tax Returns of Brookline and its Subsidiaries for all years to and including 2020 have been examined by the Internal Revenue Service (the “IRS”) or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(e)            Neither Brookline nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes that has not been fully settled or satisfied, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Brookline and its Subsidiaries or the assets of Brookline and its Subsidiaries. To the knowledge of Brookline, neither Brookline nor any of its Subsidiaries is aware of any claim made by any governmental authority in a jurisdiction where Brookline or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(f)            Brookline has made available to Berkshire true and complete copies of any private letter ruling requests, closing agreements, audit reports, technical advice memorandum or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.

(g)            Neither Brookline nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Brookline and its Subsidiaries).

(h)            Neither Brookline nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Brookline) or (ii) has any liability for the Taxes of any person (other than Brookline or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (other than pursuant to contracts entered into in the ordinary course the principal purposes of which is not Taxes) or otherwise.

(i)             Neither Brookline nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(j)             Neither Brookline nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)            At no time during the past five (5) years has Brookline been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l)             Each of Brookline and its Subsidiaries currently computes its taxable income using the accrual method of accounting and has used the accrual method of accounting to compute its taxable income for all taxable years ended after December 31, 2020.

(m)            There have not been, within two years of the date of this Agreement, any (i) redemptions of their shares by Brookline or any of its Subsidiaries, (ii) transfers or dispositions of material property by Brookline or any of its Subsidiaries for which Brookline or any of its Subsidiaries did not receive adequate consideration, or (iii) distributions by Brookline or any of its Subsidiaries with respect to their stock other than distributions of cash in the ordinary course of business.

(n)           Neither Brookline nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of (i) any change in accounting method made before the Closing under Section 481(c) of the Code (or any similar provision of state, local or foreign law), (ii) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign law) entered into prior to the Closing, (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing, (iv) prepaid amount received on or prior to the Closing, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local law) existing on or prior to the Closing, or (vi) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Brookline or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after the Closing Date, in each case with respect to clauses (i) through (vi), as a result of any action or transaction occurring prior to the Closing.

(o)            As used in this Agreement, “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, whether disputed or not.

(p)            As used in this Agreement, “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Entity.

Section 3.11.          Employees and Employee Benefit Plans.

(a)            Section 3.11(a) of the Brookline Disclosure Schedule lists all material Brookline Benefit Plans. For purposes of this Agreement, “Brookline Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Brookline or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Brookline or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)           Brookline has heretofore made available to Berkshire true and complete copies of (i) each material Brookline Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles (or, for any unwritten Brookline Benefit Plan, a written description of the material terms of such plan), and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Brookline Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Brookline Benefit Plan, (D) the most recently prepared actuarial report for each Brookline Benefit Plan (if applicable), (E) non-discrimination testing results for the three most recent plan years, and (F) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Brookline Benefit Plan.

(c)            Each Brookline Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)            For each Brookline Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Brookline Qualified Plans”), the IRS has issued a favorable determination letter or advisory opinion with respect to each Brookline Qualified Plan and the related trust, and, to the knowledge of Brookline, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Brookline Qualified Plan or the related trust or require corrective action to the IRS Employee Plans Compliance Resolution System to maintain such qualified status.

(e)            With respect to each Brookline Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such Brookline Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the Pension Benefit Guaranty Corporation (the “PBGC”) have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Brookline or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Brookline Benefit Plan. No Controlled Group Liability has been incurred by Brookline or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Brookline, no condition exists that presents a material risk to Brookline or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Brookline and its Subsidiaries. For purposes of this Agreement, “Controlled Group Liability” means any and all liabilities (A) under Title IV of ERISA, (B) under Section 302 of ERISA, (C) under Sections 412 and 4971 of the Code, and (D) as a result of a failure to comply with the continuing coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code.

(f)            None of Brookline, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, or Section 412 of the Code, or Section 302 of ERISA, (ii) any plan that is a “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA (a “Multiemployer Plan”) (iii) a plan that has two or more contributing sponsors, at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”), (iv) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and none of Brookline, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full. For purposes of this Agreement, “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

(g)            Except as set forth on Section 3.11(g) of the Brookline Disclosure Schedule, neither Brookline nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h)            All contributions required to be made to any Brookline Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Brookline Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Brookline, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Brookline and its Subsidiaries.

(i)            There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Brookline’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Brookline Benefit Plans, any fiduciaries thereof with respect to their duties to the Brookline Benefit Plans or the assets of any of the trusts under any of the Brookline Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Brookline and its Subsidiaries. No Brookline Benefit Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.

(j)             Except as set forth on Section 3.11(j) of the Brookline Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of Brookline or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Brookline or any of its Subsidiaries, (iii) accelerate the timing of or cause Brookline or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Brookline Benefit Plan, (iv) result in any limitation on the right of Brookline or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Brookline Benefit Plan or related trust, or (v) result in any amount paid or payable (whether in cash, in property, or in the form of benefits) by Brookline or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)            Neither Brookline nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)             No Brookline Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Brookline or any of its Subsidiaries who reside or work outside of the United States.

(m)            There are no and, for the past three (3) years, there have not been any pending or, to the knowledge of Brookline, threatened material labor grievances, labor arbitrations or unfair labor practice claims or charges against Brookline or any of its Subsidiaries, or any strikes, lockouts, concerted work stoppages, handbillings, picketings or other material labor disputes against or by Brookline or any of its Subsidiaries. Neither Brookline nor any of its Subsidiaries is party to or bound by any collective bargaining or other agreement with any labor union or other labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Brookline or any of its Subsidiaries and, to the knowledge of Brookline, there have been no organizing efforts by any union or other group seeking to represent any employees of Brookline and its Subsidiaries in the past three (3) years. No employees of Brookline or any of its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with Brookline or any of its Subsidiaries.

(n)            Brookline and its Subsidiaries are in compliance in all material respects with and, for the past three (3) years, have complied in all material respects with, all laws regarding labor, employment and employment practices including all such laws respecting terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, harassment, workers’ compensation or long-term disability policies, retaliation, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), family and medical leave and other disability rights and benefits, whistleblowing, employee trainings and notices, artificial intelligence and the use of automated decision-making tools in employment decisions, employee leave issues, occupational safety and health and plant closings and layoffs (including notice, information, consultation and other requirements under the Worker Adjustment and Retraining Act of 1988 or similar state or local law (the “WARN Act”)).

(o)            Except as set forth in Section 3.11(o) of the Brookline Disclosure Schedule: (i) No written or, to the knowledge of Brookline, oral allegations of sexual or other harassment or sexual or other misconduct premised on inclusion in a protected class have been made in the past three (3) years against any individual in his or her capacity as a Brookline Insider (as defined in Section 6.19) or managerial- or supervisory-level employee of Brookline of any of its Subsidiaries, (ii) in the past three (3) years, neither Brookline nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or other harassment or sexual or other misconduct premised on inclusion in a protected class by any Brookline Insiders or managerial- or supervisory-level employees of Brookline of any of its Subsidiaries, and (iii) in the past three (3) years, there have been no proceedings pending or, to the knowledge of Brookline, threatened related to any allegations of sexual or other harassment or sexual or other misconduct premised on inclusion in a protected class by any individual in his or her capacity as a Brookline Insider or managerial- or supervisory-level employee of Brookline of any of its Subsidiaries.

(p)           All Brookline Benefit Plans that constitute in any part “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and the regulations issued thereunder. No payment to be made under any Brookline Benefit Plan is, or to the knowledge of Brookline, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 3.12.          Compliance with Applicable Law. Brookline and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Brookline, and, to the knowledge of Brookline, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Brookline and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any applicable law, statute, order, rule, regulation, written policy and/or guideline of any Governmental Entity relating to Brookline or any of its Subsidiaries, except where any failure to so comply or the existence of any such default or violation would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Brookline. Each of Brookline’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Brookline, to the knowledge of Brookline, no director, officer, employee, agent or other person acting on behalf of Brookline or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Brookline or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Brookline or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Brookline or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Brookline or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business, to obtain special concessions for Brookline or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Brookline or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Brookline maintains a written information privacy and security program that maintains commercially reasonable measures designed to protect the privacy, confidentiality and security of all data or information that constitutes personal data or personal information under applicable law (“Personal Data”) against any (i) loss or misuse of Personal Data, (ii) unauthorized or unlawful operations performed upon Personal Data or (iii) other act or omission that compromises the security or confidentiality of Personal Data (clauses (i) through (iii), a “Security Breach”). To the knowledge of Brookline, Brookline has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Brookline. To the knowledge of Brookline, there are no data security or other technological vulnerabilities with respect to Brookline’s information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Brookline. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Brookline: (i) Brookline and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Brookline, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

Section 3.13.          Certain Contracts.

(a)            Except as set forth in Section 3.13(a) of the Brookline Disclosure Schedule or as filed with or incorporated into any Brookline Report filed prior to the date hereof, as of the date hereof, neither Brookline nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Brookline Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct of any line of business by Brookline or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or other agreement with any labor union, works council, or other labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Brookline Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Brookline; (v) (A) that relates to the incurrence of indebtedness by Brookline or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Brookline or any of its Subsidiaries of, or any similar commitment by Brookline or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Brookline or any of its Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Brookline or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $500,000 per annum other than any such contracts which are terminable by Brookline or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Brookline or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Brookline or any of its Subsidiaries; or (ix) that relates to the acquisition or disposition of any person, business or asset and under which Brookline or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 3.13(a) (excluding any Brookline Benefit Plan), whether or not set forth in the Brookline Disclosure Schedule, is referred to herein as a “Brookline Contract.” Brookline has made available to Berkshire true, correct and complete copies of each Brookline Contract in effect as of the date hereof.

(b)           In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Brookline, (i) each Brookline Contract is valid and binding on Brookline or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Brookline and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each Brookline Contract, (iii) to the knowledge of Brookline, each third-party counterparty to each Brookline Contract has complied with and performed all obligations required to be performed by it to date under such Brookline Contract, (iv) Brookline does not have knowledge of, and has not received notice of, any violation of any Brookline Contract by any of the other parties thereto, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Brookline or any of its Subsidiaries, or to the knowledge of Brookline, any other party thereto, of or under any such Brookline Contract.

Section 3.14.           Agreements with Regulatory Agencies. Neither Brookline nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Brookline Disclosure Schedule, a “Brookline Regulatory Agreement”), nor has Brookline or any of its Subsidiaries been advised in writing, or to Brookline’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Brookline Regulatory Agreement, nor does Brookline believe that any such Brookline Regulatory Agreement is likely to be initiated, ordered or requested.

Section 3.15.          Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Brookline, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Brookline, any of its Subsidiaries or for the account of a customer of Brookline or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Brookline or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Brookline and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Brookline’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 3.16.          Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Brookline, Brookline and its Subsidiaries are in compliance, and have complied since January 1, 2023, with each binding and applicable federal, state or local law, regulation, order, decree, permit, authorization, common law or agency requirement relating to: (a) the protection or restoration of the environment, the protection of human health and safety as it relates to hazardous substance exposure, or natural resource damages, (b) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance, or (c) pollution, contamination or any injury to persons or property from exposure to any hazardous substance (collectively, “Environmental Laws”). There are no legal, administrative, arbitral or other proceedings, claims or actions or, to the knowledge of Brookline, any governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Brookline or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Brookline, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Brookline.

Section 3.17.          Investment Securities and Commodities.

(a)           Each of Brookline and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Brookline Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Brookline or its Subsidiaries. Such securities and commodities are valued on the books of Brookline in accordance with GAAP in all material respects.

(b)           Brookline and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Brookline believes are prudent and reasonable in the context of such businesses, and Brookline and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Brookline has made available to Berkshire the material terms of such policies, practices and procedures.

Section 3.18.          Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Brookline, (a) Brookline or a Brookline Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Brookline Reports as being owned by Brookline or a Brookline Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Brookline Owned Properties”), free and clear of all Liens, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties and (iv) such imperfections or irregularities of title or Liens as do not materially affect the value or use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (clauses (i) through (iv), collectively, “Permitted Encumbrances”), and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Brookline Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with Brookline Owned Properties, the “Brookline Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Brookline, the lessor. There are no pending or, to the knowledge of Brookline, threatened condemnation proceedings against Brookline Real Property.

Section 3.19.          Intellectual Property. Brookline and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Brookline, (a) (i) to the knowledge of Brookline, the use of any Intellectual Property by Brookline and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Brookline or any Brookline Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Brookline that Brookline or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Brookline, infringing on or otherwise violating, any right of Brookline or any of its Subsidiaries with respect to any Intellectual Property owned by Brookline or its Subsidiaries, and (c) neither Brookline nor any Brookline Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Brookline or any Brookline Subsidiary, and Brookline and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Brookline and its Subsidiaries. Brookline and each of its Subsidiaries has obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and contractors for their use. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; trade secrets; and copyright registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof.

Section 3.20.          Related Party Transactions. Except as set forth in Section 3.20 of the Brookline Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Brookline or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Brookline or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Brookline Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Brookline) on the other hand, of the type required to be reported in any Brookline Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

Section 3.21.          State Takeover Laws. The Board of Directors of Brookline has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state including the DGCL or similar provision of the Brookline Certificate or Brookline Bylaws (any of the foregoing, together with any similar provisions of law applicable to Berkshire and provisions of the Berkshire Certificate, Berkshire Bylaws, Commerce Acquisition Sub, Inc. Certificate or Commerce Acquisition Sub, Inc. Bylaws, “Takeover Statutes”). In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of Brookline Common Stock in connection with the Merger.

Section 3.22.          Reorganization. Brookline has not taken any action (or failed to take any action, including failing to use its reasonable best efforts to cause any of its respective Subsidiaries from taking any action) and is not aware of any fact or circumstance, in each case, that could reasonably be expected to prevent (i) the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) Goodwin Procter LLP from delivering the opinions described in Section 7.3(c).

Section 3.23.          Opinions. Prior to the execution of this Agreement, the Board of Directors of Brookline has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Hovde to the effect that, as of the date of such opinion, and based upon and subject to the factors, assumptions and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to the holders of Brookline Common Stock. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 3.24.          Brookline Information. The information relating to Brookline and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Brookline and its Subsidiaries that is provided by Brookline or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Berkshire or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Berkshire or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 3.25.          Loan Portfolio.

(a)            As of the date hereof, except as set forth in Section 3.25(a) of the Brookline Disclosure Schedule, neither Brookline nor any of its Subsidiaries is a party to any written or oral loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) (collectively, “Loans”) with any borrower (each, a “Borrower”) in which Brookline or any Subsidiary of Brookline is a creditor which as of September 30, 2024, had an outstanding balance plus unfunded commitments, if any (collectively, the “Total Borrower Commitment”), of $10,000,000 or more and under the terms of which the Borrower was, as of September 30, 2024, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 3.25(a) of the Brookline Disclosure Schedule is a true, correct and complete list in all material respects of (A) all of the Loans of Brookline and its Subsidiaries that, as of September 30, 2024, had an outstanding balance of $20,000,000 or more and were classified by Brookline as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Brookline or any of its Subsidiaries that, as of September 30, 2024, is classified as “Other Real Estate Owned” and the book value thereof.

(b)           Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Brookline, each Loan of Brookline and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness (including, as applicable, lost note affidavits) that are true, genuine and what they purport to be in all material respects, (ii) to the extent carried on the books and records of Brookline and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected or are in the process of being recorded and perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Brookline, each outstanding Loan of Brookline or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Brookline and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

Section 3.26.           Insurance.

(a)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Brookline, Brookline and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Brookline reasonably has determined to be prudent and consistent with industry practice, and Brookline and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Brookline and its Subsidiaries, Brookline or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b)           Section 3.26(b) of the Brookline Disclosure Schedule sets forth a true, correct and complete description of all bank owned life insurance (“BOLI”) owned by each of Brookline Bank, Bank Rhode Island and PCSB Bank or their respective Subsidiaries as applicable, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Brookline Reports in accordance with GAAP.

Section 3.27.          Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Brookline, to the knowledge of Brookline, since January 1, 2023, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Brookline and its Subsidiaries.

Section 3.28.          Subordinated Indebtedness. Brookline has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.19 of the Brookline Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.

Section 3.29.          No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a)            No Brookline Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b)           No Brookline Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Brookline is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

Article IV
REPRESENTATIONS AND WARRANTIES OF BERKSHIRE AND COMMERCE ACQUISITION SUB, INC.

Except (a) as disclosed in the disclosure schedule delivered by Berkshire to Brookline concurrently herewith (the “Berkshire Disclosure Schedule”); provided, that (i) no such item is required to be set forth as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect, (ii) the mere inclusion of an item in the Berkshire Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by Berkshire or Commerce Acquisition Sub, Inc. that such item represents a material exception or fact, event or circumstance or that such item would reasonably be expected to result in a Material Adverse Effect, and (iii) any disclosures made with respect to a section of this Article IV shall be deemed to qualify (1) any other section of this Article IV specifically referenced or cross-referenced and (2) other sections of this Article IV to the extent it is reasonably apparent on its face (notwithstanding the absence of a specific cross-reference) from a reading of the disclosure that such disclosure applies to such other sections or (b) as disclosed in any Berkshire Reports filed by Berkshire after January 1, 2023 and prior to the date hereof (but disregarding risk factor disclosures contained under the heading “Risk Factors,” or disclosures of risks set forth in any “forward-looking statements” disclaimer or any other statements that are similarly nonspecific or cautionary, predictive or forward-looking in nature), Berkshire and Commerce Acquisition Sub, Inc. hereby represent and warrant to Brookline as follows:

Section 4.1.            Corporate Organization.

(a)            Berkshire is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a bank holding company duly registered under the BHC Act. Commerce Acquisition Sub, Inc. is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Berkshire and Commerce Acquisition Sub, Inc. has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted. Each of Berkshire and Commerce Acquisition Sub, Inc. is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing, qualification or standing necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Berkshire. True and complete copies of the Berkshire Certificate, Berkshire Bylaws, certificate of incorporation of Commerce Acquisition Sub, Inc. (the “Commerce Acquisition Sub, Inc. Certificate”) and bylaws of Commerce Acquisition Sub, Inc. (the “Commerce Acquisition Sub, Inc. Bylaws”), as in effect as of the date of this Agreement, have previously been made available by Berkshire to Brookline.

(b)            Each Subsidiary of Berkshire (a “Berkshire Subsidiary”) (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and, where such concept is recognized under applicable law, in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and in which the failure to be so qualified would reasonably be expected to have a Material Adverse Effect on Berkshire, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted. There are no restrictions on the ability of any Subsidiary of Berkshire to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities. The deposit accounts of each Subsidiary of Berkshire that is an insured depository institution are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or threatened. There are no Subsidiaries of Berkshire other than Berkshire Bank that have or are required to have deposit insurance. Section 4.1(b) of the Berkshire Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Berkshire as of the date hereof. True and complete copies of the organizational documents of each Berkshire Subsidiary as in effect as of the date of this Agreement have previously been made available by Berkshire to Brookline. There is no person whose results of operations, cash flows, changes in stockholders’ equity or financial position are consolidated in the financial statements of Berkshire other than the Berkshire Subsidiaries.

Section 4.2.            Capitalization.

(a)            As of the date of this Agreement, the authorized capital stock of Berkshire consists of 100,000,000 shares of Berkshire Common Stock and 2,000,000 shares of preferred stock, $0.01 par value (the “Berkshire Preferred Stock”). As of December 9, 2024, there are (i) 42,975,741 shares of Berkshire Common Stock outstanding, including 645,929 shares of Berkshire Common Stock granted in respect of outstanding Berkshire Restricted Stock Awards, (ii) 8,927,449 shares of Berkshire Common Stock held in treasury, including 712,285 shares of Berkshire Common Stock reserved for issuance pursuant to future grants under the Berkshire Stock Plans, (iii) 44,400 shares of Berkshire Common Stock reserved for issuance upon the exercise of outstanding Berkshire Stock Options, (iv) 225,291 shares of Berkshire Common Stock reserved for issuance upon the settlement of outstanding Berkshire Restricted Stock Unit Awards (assuming any applicable performance goals are satisfied at the maximum level) under the Berkshire Stock Plans and (v) no shares of Berkshire Preferred Stock outstanding. The authorized capital stock of Commerce Acquisition Sub, Inc. consists of 100 shares of Commerce Acquisition Sub, Inc. Common Stock, all of which are issued and outstanding. As of the date of this Agreement, except as set forth in the immediately preceding sentence and for changes since December 9, 2024 resulting from the exercise, vesting or settlement of any Berkshire Equity Awards described in the immediately preceding sentence, there are no other shares of capital stock or other equity or voting securities of Berkshire or Commerce Acquisition Sub, Inc. issued, reserved for issuance or outstanding. All of the issued and outstanding shares of Berkshire Common Stock and Commerce Acquisition Sub, Inc. Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which stockholders of Berkshire or Commerce Acquisition Sub, Inc. may vote. Except as set forth on Section 4.2(a) of the Berkshire Disclosure Schedule, no trust preferred or subordinated debt securities of Berkshire are issued or outstanding. Other than Berkshire Equity Awards issued prior to the date of this Agreement as described in this Section 4.2(a), as of the date of this Agreement there are no outstanding subscriptions, options, warrants, stock appreciation rights, phantom units, scrip, rights to subscribe to, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights, puts, calls, commitments or agreements of any character relating to, or securities or rights convertible or exchangeable into or exercisable for, or valued by reference to, shares of capital stock or other equity or voting securities of or ownership interest in Berkshire or Commerce Acquisition Sub, Inc., or contracts, commitments, understandings or arrangements by which Berkshire or Commerce Acquisition Sub, Inc. may become bound to issue additional shares of its capital stock or other equity or voting securities of or ownership interests in Berkshire or Merger, or that otherwise obligate Berkshire or Commerce Acquisition Sub, Inc. to issue, transfer, sell, purchase, redeem or otherwise acquire, any of the foregoing. There are no voting trusts, stockholder agreements, proxies or other agreements in effect to which Berkshire or Commerce Acquisition Sub, Inc. is a party or is bound with respect to the voting or transfer of Berkshire Common Stock or Commerce Acquisition Sub, Inc. Common Stock or other equity interests of Berkshire or Commerce Acquisition Sub, Inc.

(b)            Berkshire owns, directly or indirectly, all the issued and outstanding shares of capital stock or other equity ownership interests of each of the Berkshire Subsidiaries, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (except, with respect to bank Subsidiaries, as provided under any provision of applicable state law comparable to 12 U.S.C. § 55) and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Berkshire Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

Section 4.3.            Authority; No Violation.

(a)            Each of Berkshire and Commerce Acquisition Sub, Inc. has full corporate power and authority to execute and deliver this Agreement and, subject to the stockholder and other actions described below, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement, the Restated Certificate of Incorporation and the consummation of the transactions contemplated hereby (including the proposed New Or Revised Equity Incentive Plan) have been duly and validly approved by the Board of Directors of Berkshire and Commerce Acquisition Sub, Inc. and by Berkshire, as the sole stockholder of Commerce Acquisition Sub, Inc. The Board of Directors of Berkshire has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable to and in the best interests of Berkshire and its stockholders, adopted, approved and declared advisable this Agreement and the transactions contemplated hereby (including the Merger and the Berkshire Share Issuance), has directed that the Berkshire Share Issuance, the Restated Certificate of Incorporation and the New Or Revised Equity Incentive Plan be submitted to Berkshire’s stockholders for approval at a meeting of such stockholders, has recommended that its stockholders approve the Berkshire Share Issuance and has adopted resolutions to the foregoing effect. The Board of Directors of Commerce Acquisition Sub, Inc. has determined that the transactions contemplated hereby, on the terms and conditions set forth in this Agreement, are advisable to and in the best interests of Commerce Acquisition Sub, Inc. and its sole stockholder, has adopted and approved this Agreement and the transactions contemplated hereby (including the Merger and the Holdco Merger), has directed that this Agreement be submitted to Commerce Acquisition Sub, Inc.’s sole stockholder for approval, and has adopted resolutions to the foregoing effect. Except for (i) the approval, at a meeting of the stockholders of Berkshire at which a quorum exists, of (A) the Berkshire Share Issuance by a majority of all the votes cast by the holders of outstanding Berkshire Common Stock, (B) the Restated Certificate of Incorporation by a majority of the holders of outstanding shares of Berkshire Common Stock, and (C) the approval of a new equity incentive plan or amendments to the Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan, as recommended by a mutually-agreed upon independent compensation consultant and as approved by the Boards of Directors of Berkshire and Brookline (“New Or Revised Equity Incentive Plan”), no other corporate proceedings on the part of Berkshire are necessary to approve this Agreement or to consummate the transactions contemplated hereby. The form of the Berkshire Hills Bancorp, Inc. Restated Certificate of Incorporation is attached hereto as Exhibit B (the approval in clause (i), the “Requisite Berkshire Vote”), (ii) the authorization of the execution of the Bank Merger Agreement by the Board of Directors of Berkshire Bank and the approval of the Bank Merger Agreement by Berkshire as Berkshire Bank’s sole stockholder, (iii) if applicable, an advisory (non-binding) vote on the compensation that may be paid or become payable to Berkshire’s named executive officers that is based on or otherwise related to the transactions contemplated by this Agreement and (iv) the adoption of resolutions to give effect to the provisions of Section 6.12 in connection with the Closing, no other corporate proceedings on the part of Berkshire or Commerce Acquisition Sub, Inc. are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Berkshire and Commerce Acquisition Sub, Inc. and (assuming due authorization, execution and delivery by Brookline) constitutes a valid and binding obligation of Berkshire and Commerce Acquisition Sub, Inc., enforceable against Berkshire and Commerce Acquisition Sub, Inc. in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions). The shares of Berkshire Common Stock to be issued in the Merger have been validly authorized (subject to receipt of the Requisite Berkshire Vote), when issued, will be validly issued, fully paid and nonassessable, and no current or past stockholder of Berkshire will have any preemptive right or similar rights in respect thereof.

(b)           Neither the execution and delivery of this Agreement by Berkshire or Commerce Acquisition Sub, Inc., nor the consummation by Berkshire or Commerce Acquisition Sub, Inc. of the transactions contemplated hereby (including the Merger, the Holdco Merger, the Bank Merger and the Berkshire Share Issuance), nor compliance by Berkshire or Commerce Acquisition Sub, Inc. with any of the terms or provisions hereof, will (i) violate any provision of the Berkshire Certificate, Berkshire Bylaws, Commerce Acquisition Sub, Inc. Certificate or Commerce Acquisition Sub, Inc. Bylaws, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Berkshire, Commerce Acquisition Sub, Inc., any of the Berkshire Subsidiaries or any of their respective properties or assets or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Berkshire, Commerce Acquisition Sub, Inc. or any of the Berkshire Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Berkshire, Commerce Acquisition Sub, Inc. or any of the Berkshire Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound, except (in the case of clauses (x) and (y) above) for such violations, conflicts, breaches or defaults which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berkshire.

Section 4.4.            Consents and Approvals. Except for (a) the filing of any required applications, filings and notices, as applicable, with the NYSE and Nasdaq, (b) the filing of any required applications, filings and notices, as applicable, with the Federal Reserve Board under the BHC Act and approval of such applications, filings and notices, (c) the filing of any required applications, filings and notices, as applicable, with the MDOB, the RIDOB, and the NYDFS and approval of such applications, filings and notices, (d) the filing of any required applications, filings or notices with any state banking or insurance authorities listed on Section 3.4 of the Brookline Disclosure Schedule or Section 4.4 of the Berkshire Disclosure Schedule and approval of such applications, filings and notices, (e) the filing with the SEC of the Joint Proxy Statement and of the S-4 in which the Joint Proxy Statement will be included as a prospectus, and the declaration of effectiveness of the S-4, (f) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL, (g) the filing of the Holdco Merger Certificate with the Delaware Secretary pursuant to the DGCL, (h) the filing of the Bank Merger Certificates with the applicable Governmental Entities as required by applicable law, (i) the filing of the Restated Certificate of Incorporation with the Delaware Secretary of State in accordance with the DGCL, (j) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the Berkshire Share Issuance, and (k) the approval of the listing of the Berkshire Common Stock to be issued in the Berkshire Share Issuance on the NYSE, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Berkshire and Commerce Acquisition Sub, Inc. of this Agreement or (B) the consummation by Berkshire, Commerce Acquisition Sub, Inc. and Berkshire Bank of the Merger and the other transactions contemplated hereby (including the Holdco Merger, the Bank Merger and the Berkshire Share Issuance). As of the date hereof, each of Berkshire and Commerce Acquisition Sub, Inc. is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger, the Holdco Merger, the Bank Merger or the Berkshire Share Issuance on a timely basis.

Section 4.5.            Reports.

(a)            Berkshire and each of its Subsidiaries have timely filed (or furnished) all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file (or furnish, as applicable) since January 1, 2023 with any Regulatory Agencies, including, without limitation, any report, registration or statement required to be filed (or furnished, as applicable) pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith, except where the failure to file (or furnish, as applicable) such report, registration or statement or to pay such fees and assessments, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berkshire. Subject to Section 9.14, except as set forth on Section 4.5(a) of the Berkshire Disclosure Schedule, (i) other than normal examinations conducted by a Regulatory Agency in the ordinary course of business of Berkshire and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Berkshire, investigation into the business or operations of Berkshire or any of its Subsidiaries since January 1, 2023, (ii) there is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Berkshire or any of its Subsidiaries, and (iii) there have been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Berkshire or any of its Subsidiaries since January 1, 2023; in the case of each of clauses (i) through (iii), which would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Berkshire.

(b)           An accurate copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished by Berkshire to the SEC since December 31, 2022 pursuant to the Securities Act or the Exchange Act (the “Berkshire Reports”) is publicly available. No such Berkshire Report as of the date thereof (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information filed or furnished as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Berkshire Reports filed under the Securities Act and the Exchange Act complied in all material respects with the published rules and regulations of the SEC with respect thereto. As of the date of this Agreement, no executive officer of Berkshire has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Berkshire Reports.

Section 4.6.            Financial Statements.

(a)            The financial statements of Berkshire and its Subsidiaries included (or incorporated by reference) in the Berkshire Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Berkshire and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in stockholders’ equity and consolidated financial position of Berkshire and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to year-end audit adjustments normal in nature and amount), (iii) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Berkshire and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. Since January 1, 2023, no independent public accounting firm of Berkshire has resigned (or informed Berkshire that it intends to resign) or been dismissed as independent public accountants of Berkshire as a result of, or in connection with, any disagreements with Berkshire on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure. The financial statements of Berkshire Bank included in the consolidated reports of condition and income (call reports) of Berkshire Bank complied, as of their respective dates of filing with the MDOB and the FDIC, in all material respects with applicable accounting requirements and with the published instructions of the Federal Financial Institutions Examination Council with respect thereto.

(b)           Except as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Berkshire, neither Berkshire nor any of its Subsidiaries has any liability (whether absolute, accrued, contingent or otherwise and whether due or to become due), except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Berkshire included in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024 (including any notes thereto) and for liabilities incurred in the ordinary course of business since September 30, 2024, or in connection with this Agreement and the transactions contemplated hereby.

(c)            The records, systems, controls, data and information of Berkshire and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Berkshire or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Berkshire. Berkshire (x) has implemented and maintains disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act) to ensure that material information relating to Berkshire, including its Subsidiaries, is made known to the chief executive officer and the chief financial officer of Berkshire by others within those entities as appropriate to allow timely decisions regarding required disclosures and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act, and (y) has disclosed, based on its most recent evaluation prior to the date hereof, to Berkshire’s outside auditors and the audit committee of Berkshire’s Board of Directors (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) which would reasonably be expected to adversely affect Berkshire’s ability to record, process, summarize and report financial information, and (ii) to the knowledge of Berkshire, any fraud, whether or not material, that involves management or other employees who have a significant role in Berkshire’s internal controls over financial reporting. Any such disclosures were made in writing by management to Berkshire’s auditors and audit committee and true, correct and complete copies of such disclosures have been made available to Brookline. To the knowledge of Berkshire, there is no reason to believe that Berkshire’s outside auditors and its chief executive officer and chief financial officer will not be able to give the certifications and attestations required pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due and for so long as this Agreement continues in existence.

(d)           Since January 1, 2023, (i) neither Berkshire nor any of its Subsidiaries, nor, to the knowledge of Berkshire, any director, officer, auditor, accountant or representative of Berkshire or any of its Subsidiaries, has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Berkshire or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Berkshire or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Berkshire or any of its Subsidiaries, whether or not employed by Berkshire or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by Berkshire or any of its officers, directors, employees or agents to the Board of Directors of Berkshire or any committee thereof or, to the knowledge of Berkshire, to any director or officer of Berkshire.

Section 4.7.            Broker’s Fees. With the exception of the engagement of Raymond James & Associates, Inc. (“Raymond James”), neither Berkshire nor any Berkshire Subsidiary nor any of their respective officers or directors has employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement. Berkshire has disclosed to Brookline as of the date hereof the aggregate fees provided for in connection with the engagement by Berkshire of Raymond James related to the Merger and the other transactions contemplated hereby.

Section 4.8.            Absence of Certain Changes or Events.

(a)            Since December 31, 2023, no event or events have occurred that have had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Berkshire.

(b)            Except as set forth on Section 4.8(b) of the Berkshire Disclosure Schedule and in connection with the transactions contemplated by this Agreement, since December 31, 2023, Berkshire and its Subsidiaries have carried on their respective businesses in all material respects in the ordinary course.

Section 4.9.            Legal Proceedings.

(a)            Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Berkshire, neither Berkshire nor any of its Subsidiaries is or has been a party to any, and there are and have been no pending or, to Berkshire’s knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions, charges, complaints, or governmental or regulatory audits or investigations of any nature against or by Berkshire or any of its Subsidiaries or any of their current or former directors or executive officers, in each case, or challenging the validity or propriety of the transactions contemplated by this Agreement.

(b)           There is no injunction, order, judgment, decree, ruling, writ or regulatory restriction imposed upon Berkshire, any of its Subsidiaries or the assets of Berkshire or any of its Subsidiaries (or that, upon consummation of the Merger and the Holdco Merger, would apply to the Surviving Corporation or any of its affiliates) that would reasonably be expected to be material to Berkshire and its Subsidiaries, taken as a whole.

Section 4.10.          Taxes and Tax Returns.

(a)           Each of Berkshire and its Subsidiaries has duly and timely filed (including all applicable extensions) all material Tax Returns in all jurisdictions in which Tax Returns are required to be filed by it, and all such Tax Returns are true, correct, and complete in all material respects. Neither Berkshire nor any of its Subsidiaries is the beneficiary of any extension of time within which to file any material Tax Return (other than extensions to file Tax Returns obtained in the ordinary course). All material Taxes of Berkshire and its Subsidiaries (whether or not shown on any Tax Returns) that are due have been fully and timely paid except such Taxes, if any, that are being contested in good faith by appropriate proceedings for which adequate accruals have been established in Berkshire’s or its applicable Subsidiary’s audited consolidated financial statements in accordance with GAAP.

(b)           Each of Berkshire and its Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, stockholder, independent contractor or other third party.

(c)           Neither Berkshire nor any of its Subsidiaries has requested an extension of time within which to file any Tax Return that has not since been filed or granted any extension or waiver of the limitation period applicable to any material Tax that remains in effect.

(d)           The federal income Tax Returns of Berkshire and its Subsidiaries for all years to and including 2020 have been examined by the IRS or are Tax Returns with respect to which the applicable period for assessment under applicable law, after giving effect to extensions or waivers, has expired.

(e)           Neither Berkshire nor any of its Subsidiaries has received written notice of assessment or proposed assessment in connection with any material amount of Taxes that has not been fully settled or satisfied, and there are no threatened in writing or pending disputes, claims, audits, examinations or other proceedings regarding any material Tax of Berkshire and its Subsidiaries or the assets of Berkshire and its Subsidiaries. To the knowledge of Berkshire, Berkshire Brookline nor any of its Subsidiaries is aware of any claim made by any governmental authority in a jurisdiction where Berkshire or any of its Subsidiaries does not file Tax Returns that any such entity is, or may be, subject to taxation by that jurisdiction.

(f)            Berkshire has made available to Brookline true and complete copies of any private letter ruling requests, closing agreements, audit reports, technical advice memorandum or gain recognition agreements with respect to Taxes requested or executed in the last six (6) years.

(g)           Neither Berkshire nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Berkshire and its Subsidiaries).

(h)           Neither Berkshire nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Berkshire) or (ii) has any liability for the Taxes of any person (other than Berkshire or any of its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract (other than pursuant to contracts entered into in the ordinary course the principal purposes of which is not Taxes) or otherwise.

(i)            Neither Berkshire nor any of its Subsidiaries has been, within the past two (2) years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(j)            Neither Berkshire nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(k)            At no time during the past five (5) years has Berkshire been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(l)            Each of Berkshire and its Subsidiaries currently computes its taxable income using the accrual method of accounting and has used the accrual method of accounting to compute its taxable income for all taxable years ended after December 31, 2020.

(m)          There have not been, within two years of the date of this Agreement, any (i) redemptions of their shares by Berkshire or any of its Subsidiaries, (ii) transfers or dispositions of material property by Berkshire or any of its Subsidiaries for which Berkshire or any of its Subsidiaries did not receive adequate consideration, or (iii) distributions by Berkshire or any of its Subsidiaries with respect to their stock other than distributions of cash in the ordinary course of business.

(n)           Neither Berkshire nor any of its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date, as a result of (i) any change in accounting method made before the Closing under Section 481(c) of the Code (or any similar provision of state, local or foreign law), (ii) “closing agreement” described in Section 7121 of the Code (or any similar provision of state, local or foreign law) entered into prior to the Closing, (iii) installment sale or open transaction disposition or intercompany transaction made on or prior to the Closing, (iv) prepaid amount received on or prior to the Closing, (v) any intercompany transactions or any excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state or local law) existing on or prior to the Closing, or (vi) any similar election, action, or agreement that would have the effect of deferring any liability for Taxes of Berkshire or any of its Subsidiaries from any period ending on or before the Closing Date to any period ending after the Closing Date in each case with respect to clauses (i) through (vi), as a result of any action or transaction occurring prior to the Closing.

Section 4.11.          Employees and Employee Benefit Plans.

(a)            Section 4.11(a) of the Berkshire Disclosure Schedule lists all material Berkshire Benefit Plans. For purposes of this Agreement, “Berkshire Benefit Plans” means all employee benefit plans (as defined in Section 3(3) of ERISA), whether or not subject to ERISA, and all stock option, stock purchase, restricted stock, incentive, deferred compensation, retiree medical or life insurance, supplemental retirement, severance or other benefit plans, programs or arrangements, retention, bonus, employment, change in control, termination or severance plans, programs, agreements or arrangements that are maintained, contributed to or sponsored or maintained by, or required to be contributed to, Berkshire or any of its Subsidiaries for the benefit of any current or former employee, officer or director of Berkshire or any of its Subsidiaries, excluding, in each case, any Multiemployer Plan.

(b)           Berkshire has heretofore made available to Brookline true and complete copies of (i) each material Berkshire Benefit Plan, including any amendments thereto and all related trust documents, insurance contracts or other funding vehicles (or, for any unwritten Berkshire Benefit Plan, a written description of the material terms of such plan), and (ii) to the extent applicable, (A) the most recent summary plan description, if any, required under ERISA with respect to such Berkshire Benefit Plan, (B) the most recent annual report (Form 5500), if any, filed with the IRS, (C) the most recently received IRS determination letter, if any, relating to such Berkshire Benefit Plan, (D) the most recently prepared actuarial report for each Berkshire Benefit Plan (if applicable), (E) non-discrimination testing results for the three most recent plan years, and (F) all material non-routine correspondence to or from any Governmental Entity received in the last three (3) years with respect to such Berkshire Benefit Plan.

(c)            Each Berkshire Benefit Plan has been established, operated and administered in all material respects in accordance with its terms and the requirements of all applicable laws, including ERISA and the Code.

(d)           For each Berkshire Benefit Plan that is intended to be qualified under Section 401(a) of the Code (the “Berkshire Qualified Plans”), the IRS has issued a favorable determination letter or advisory opinion with respect to each Berkshire Qualified Plan and the related trust, and, to the knowledge of Berkshire, there are no existing circumstances and no events have occurred that would reasonably be expected to adversely affect the qualified status of any Berkshire Qualified Plan or the related trust or require corrective action to the IRS Employee Plans Compliance Resolution System to maintain such qualified status.

(e)            With respect to each Berkshire Benefit Plan that is subject to Title IV or Section 302 of ERISA or Section 412, 430 or 4971 of the Code: (i) no such Berkshire Benefit Plan is in “at-risk” status for purposes of Section 430 of the Code, (ii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, (iii) all premiums to the PBGC have been timely paid in full, (iv) no material liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is reasonably expected to be incurred by Berkshire or any of its Subsidiaries, and (v) the PBGC has not instituted proceedings to terminate any such Berkshire Benefit Plan. No Controlled Group Liability has been incurred by Berkshire or its ERISA Affiliates that has not been satisfied in full, and, to the knowledge of Berkshire, no condition exists that presents a material risk to Berkshire or its ERISA Affiliates of incurring any such liability, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Berkshire and its Subsidiaries.

(f)            Except as set forth on Section 3.11(f) of the Berkshire Disclosure Schedules, none of Berkshire, any of its Subsidiaries or any of their respective ERISA Affiliates has, at any time during the last six (6) years, contributed to or been obligated to contribute to (i) any employee benefit plan that is or was subject to Title IV of ERISA, or Section 412 of the Code or Section 302 of ERISA, (ii) any Multiemployer Plan, (iii) any Multiple Employer Plan, (iv) any funded welfare benefit plan within the meaning of Section 419 of the Code, or (v) any “multiple employer welfare arrangement” (as such term is defined in Section 3(40) of ERISA), and none of Berkshire, any of its Subsidiaries or any of their respective ERISA Affiliates has incurred any material liability to a Multiemployer Plan or a Multiple Employer Plan as a result of a complete or partial withdrawal (as those terms are defined in Part I of Subtitle E of Title IV of ERISA) from a Multiemployer Plan or a Multiple Employer Plan that has not been satisfied in full.

(g)           Neither Berkshire nor any of its Subsidiaries sponsors, has sponsored or has any obligation with respect to any employee benefit plan that provides for any post-employment or post-retirement health or medical or life insurance benefits for retired or former employees or their dependents, except as required by Section 4980B of the Code.

(h)           All contributions required to be made to any Berkshire Benefit Plan by applicable law or by any plan document, and all premiums due or payable with respect to insurance policies funding any Berkshire Benefit Plan, for any period through the date hereof, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the books and records of Berkshire, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Berkshire and its Subsidiaries.

(i)            There are no pending or threatened claims (other than claims for benefits in the ordinary course), lawsuits or arbitrations that have been asserted or instituted, and, to Berkshire’s knowledge, no set of circumstances exists that may reasonably be expected to give rise to a claim or lawsuit, against the Berkshire Benefit Plans, any fiduciaries thereof with respect to their duties to the Berkshire Benefit Plans or the assets of any of the trusts under any of the Berkshire Benefit Plans, except as, either individually or in the aggregate, would not reasonably be expected to result in any material liability to Berkshire and its Subsidiaries. No Berkshire Benefit Plan is, or within the past six years has been, the subject of an application or filing under a government sponsored amnesty, voluntary compliance, or similar program, or been the subject of any self-correction under any such program.

(j)            Except as set forth on Section 3.11(j) of the Berkshire Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) (i) entitle any employee, officer, director or individual independent contractor of Berkshire or any of its Subsidiaries to any payment or benefit, (ii) result in, accelerate, cause the vesting, exercisability, funding, payment or delivery of, or increase in the amount or value of, any payment, right or other benefit to any employee, officer, director or independent contractor of Berkshire or any of its Subsidiaries, (iii) accelerate the timing of or cause Berkshire or any of its Subsidiaries to transfer or set aside any assets to fund any material benefits under any Berkshire Benefit Plan, (iv) result in any limitation on the right of Berkshire or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Berkshire Benefit Plan or related trust, or (v) result in any amount paid or payable (whether in cash, in property, or in the form of benefits) by Berkshire or any of its Subsidiaries in connection with the transactions contemplated hereby (either solely as a result thereof or as a result of such transactions in conjunction with any other event) that will be an “excess parachute payment” within the meaning of Section 280G of the Code.

(k)            Neither Berkshire nor any of its Subsidiaries is a party to any plan, program, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(l)            No Berkshire Benefit Plan is maintained outside the jurisdiction of the United States or covers any employees or other service providers of Berkshire or any of its Subsidiaries who reside or work outside of the United States.

(m)          There are no and, for the past three (3) years, there have not been any pending or, to the knowledge of Berkshire, threatened material labor grievances, labor arbitrations or unfair labor practice claims or charges against Berkshire or any of its Subsidiaries, or any strikes, lockouts, concerted work stoppages, handbillings, picketings or other material labor disputes against or by Berkshire or any of its Subsidiaries. Neither Berkshire nor any of its Subsidiaries is party to or bound by any collective bargaining or other agreement with any labor union or other labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of Berkshire or any of its Subsidiaries and, to the knowledge of Berkshire, there have been no organizing efforts by any union or other group seeking to represent any employees of Berkshire and its Subsidiaries in the past three (3) years. No employee of Berkshire or any of its Subsidiaries are represented by any labor union, works council, or other labor organization with respect to their employment with Berkshire or any of its Subsidiaries.

(n)           Berkshire and its Subsidiaries are in compliance in all material respects with, and for the past three (3) years, have complied in all material respects with, all laws regarding labor, employment and employment practices including all such laws respecting terms and conditions of employment, wages and hours, paid sick leave, classification of employees and independent contractors, equitable pay practices, privacy rights, labor disputes, employment discrimination, harassment, workers’ compensation or long-term disability policies, retaliation, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), family and medical leave and other disability rights and benefits, whistleblowing, employee trainings and notices, artificial intelligence and the use of automated decision-making tools in employment decisions, employee leave issues, occupational safety and health and plant closings and layoffs (including notice, information, consultation and other requirements under the WARN Act).

(o)           (i) No written or, to the knowledge of Berkshire, oral allegations of sexual or other harassment or sexual or other misconduct premised on inclusion in a protected class have been made in the past three (3) years against any individual in his or her capacity as an officer or director of Berkshire subject to the reporting requirements of Section 16(a) of the Exchange Act (“Berkshire Insiders”) or any managerial- or supervisory-level employee of Berkshire or any of its Subsidiaries, (ii) in the past three (3) years, neither Berkshire nor any of its Subsidiaries has entered into any settlement agreement related to allegations of sexual or other harassment or sexual or other misconduct premised on inclusion in a protected class by any Berkshire Insiders or any managerial- or supervisory-level employees of Berkshire or any of its Subsidiaries, and (iii) in the past three (3) years there have been no proceedings pending or, to the knowledge of Berkshire, threatened related to any allegations of sexual or other harassment or sexual or other misconduct premised on inclusion in a protected class by any individual in his or her capacity as a Berkshire Insider or any managerial- or supervisory-level employee of Berkshire or any of its Subsidiaries.

(p)           The per share exercise price of each Berkshire Stock Option is no less than the fair market value of a share of Berkshire Common Stock on the date of grant of such Berkshire Stock Option, determined in a manner consistent with Section 409A of the Code. All Berkshire Benefit Plans that constitute in any part “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) have been operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and the regulations issued thereunder. No payment to be made under any Berkshire Benefit Plan is, or to the knowledge of Berkshire, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 4.12.          Compliance with Applicable Law. Berkshire and each of its Subsidiaries hold, and have at all times since December 31, 2022, held, all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to hold nor the cost of obtaining and holding such license, franchise, permit or authorization (nor the failure to pay any fees or assessments) would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Berkshire, and, to the knowledge of Berkshire, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Berkshire and each of its Subsidiaries have complied in all material respects with and are not in material default or violation under any, applicable law, statute, order, rule, regulation, written policy and/or guideline of any Governmental Entity relating to Berkshire or any of its Subsidiaries, except where any failure to so comply or the existence of any such default or violation would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Berkshire. Each of Berkshire’s Subsidiaries that is an insured depository institution has a Community Reinvestment Act rating of “satisfactory” or better, and no such Subsidiary anticipates that a current “satisfactory” or better rating will be reduced. Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on Berkshire, to the knowledge of Berkshire, no director, officer, employee, agent or other person acting on behalf of Berkshire or any of its Subsidiaries has, directly or indirectly, (a) used any funds of Berkshire or any of its Subsidiaries for unlawful contributions, unlawful gifts, unlawful entertainment or other expenses relating to political activity, (b) made any unlawful payment to foreign or domestic governmental officials or employees or to foreign or domestic political parties or campaigns from funds of Berkshire or any of its Subsidiaries, (c) violated any provision that would result in the violation of the Foreign Corrupt Practices Act of 1977, as amended, or any similar law, (d) established or maintained any unlawful fund of monies or other assets of Berkshire or any of its Subsidiaries, (e) made any fraudulent entry on the books or records of Berkshire or any of its Subsidiaries, or (f) made any unlawful bribe, unlawful rebate, unlawful payoff, unlawful influence payment, unlawful kickback or other unlawful payment to any person, private or public, regardless of form, whether in money, property or services, to obtain favorable treatment in securing business to obtain special concessions for Berkshire or any of its Subsidiaries, to pay for favorable treatment for business secured or to pay for special concessions already obtained for Berkshire or any of its Subsidiaries, or is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department. Berkshire maintains a written information privacy and security program that maintains commercially reasonable measures designed to protect the privacy, confidentiality and security of all Personal Data against any Security Breach. To the knowledge of Berkshire, Berkshire has not experienced any Security Breach that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Berkshire. To the knowledge of Berkshire, there are no data security or other technological vulnerabilities with respect to Berkshire information technology systems or networks that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on Berkshire. Except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Berkshire: (i) Berkshire and each of its Subsidiaries have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state, federal and foreign law; and (ii) none of Berkshire, any of its Subsidiaries, or any of its or its Subsidiaries’ directors, officers or employees, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true, correct and complete and accurately reflect the assets and results of such fiduciary account.

Section 4.13.          Certain Contracts.

(a)            Except as set forth in Section 4.13(a) of the Berkshire Disclosure Schedule or as filed with or incorporated into any Berkshire Report filed prior to the date hereof, as of the date hereof, neither Berkshire nor any of its Subsidiaries is a party to or bound by any contract, arrangement, commitment or understanding (whether written or oral, but excluding any Berkshire Benefit Plan): (i) which is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) which contains a provision that materially restricts the conduct of any line of business by Berkshire or any of its Subsidiaries or upon consummation of the transactions contemplated by this Agreement will materially restrict the ability of the Surviving Corporation or any of its affiliates to engage in any line of business or in any geographic region (including any exclusivity or exclusive dealing provisions with such an effect); (iii) which is a collective bargaining agreement or other agreement with any labor union, works council, or other labor organization; (iv) any of the benefits of or obligations under which will arise or be increased or accelerated by the occurrence of the execution and delivery of this Agreement, receipt of the Requisite Berkshire Vote or the announcement or consummation of any of the transactions contemplated by this Agreement, or under which a right of cancellation or termination will arise as a result thereof, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement, where such increase or acceleration of benefits or obligations, right of cancellation or termination, or change in calculation of value of benefits would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Berkshire; (v) (A) that relates to the incurrence of indebtedness by Berkshire or any of its Subsidiaries, including any sale and leaseback transactions, capitalized leases and other similar financing arrangements (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business), (B) that provides for the guarantee, support, assumption or endorsement by Berkshire or any of its Subsidiaries of, or any similar commitment by Berkshire or any of its Subsidiaries with respect to, the obligations, liabilities or indebtedness of any other person, in the case of each of clauses (A) and (B), in the principal amount of $250,000 or more, or (C) that provides for any material indemnification or similar obligations on the part of Berkshire or any of its Subsidiaries; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of Berkshire or its Subsidiaries, taken as a whole; (vii) which creates future payment obligations in excess of $500,000 per annum other than any such contracts which are terminable by Berkshire or any of its Subsidiaries on sixty (60) days or less notice without any required payment or other conditions, other than extensions of credit, other customary banking products offered by Berkshire or its Subsidiaries, or derivatives issued or entered into in the ordinary course of business; (viii) that is a settlement, consent or similar agreement and contains any material continuing obligations of Berkshire or any of its Subsidiaries; (ix) that relates to the acquisition or disposition of any person, business or asset and under which Berkshire or its Subsidiaries have or may have a material obligation or liability. Each contract, arrangement, commitment or understanding of the type described in this Section 4.13(a) (excluding any Berkshire Benefit Plan), whether or not set forth in the Berkshire Disclosure Schedule, is referred to herein as a “Berkshire Contract”. Berkshire has made available to Brookline true, correct and complete copies of each Berkshire Contract in effect as of the date hereof.

(b)           In each case, except as, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Berkshire, (i) each Berkshire Contract is valid and binding on Berkshire or one of its Subsidiaries, as applicable, and in full force and effect, (ii) Berkshire and each of its Subsidiaries has complied with and performed all obligations required to be performed by it to date under each Berkshire Contract, (iii) to the knowledge of Berkshire, each third-party counterparty to each Berkshire Contract has complied with and performed all obligations required to be performed by it to date under such Berkshire Contract, (iv) Berkshire does not have knowledge of, and has not received notice of, any violation of any Berkshire Contract by any of the other parties thereto, and (v) no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a breach or default on the part of Berkshire or any of its Subsidiaries, or to the knowledge of Berkshire, any other party thereto, of or under any such Berkshire Contract.

Section 4.14.          Agreements with Regulatory Agencies. Neither Berkshire nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2023, a recipient of any supervisory letter from, or since January 1, 2023, has adopted any policies, procedures or board resolutions at the request or suggestion of, any Regulatory Agency or other Governmental Entity that currently restricts in any material respect or would reasonably be expected to restrict in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business (each, whether or not set forth in the Berkshire Disclosure Schedule, a “Berkshire Regulatory Agreement”), nor has Berkshire or any of its Subsidiaries been advised in writing, or to Berkshire’s knowledge, orally, since January 1, 2023, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Berkshire Regulatory Agreement, nor does Berkshire believe that any such Berkshire Regulatory Agreement is likely to be initiated, ordered or requested.

Section 4.15.          Risk Management Instruments. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Berkshire, (a) all interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar derivative transactions and risk management arrangements, whether entered into for the account of Berkshire, any of its Subsidiaries or for the account of a customer of Berkshire or one of its Subsidiaries, were entered into in the ordinary course of business and in accordance with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Berkshire or one of its Subsidiaries enforceable in accordance with their terms (except as may be limited by the Enforceability Exceptions), and are in full force and effect; and (b) Berkshire and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to Berkshire’s knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.

Section 4.16.          Environmental Matters. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on Berkshire, Berkshire and its Subsidiaries are in compliance, and have complied since January 1, 2023, with all Environmental Laws. There are no legal, administrative, arbitral or other proceedings, claims or actions, or, to the knowledge of Berkshire, any governmental investigations of any nature seeking to impose, or that would reasonably be expected to result in the imposition, on Berkshire or any of its Subsidiaries of any liability or obligation arising under any Environmental Law, pending or threatened against Berkshire, which liability or obligation would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on Berkshire.

Section 4.17.          Investment Securities and Commodities.

(a)            Each of Berkshire and its Subsidiaries has good title in all material respects to all securities and commodities owned by it (except those sold under repurchase agreements), free and clear of any Liens, except as set forth in the financial statements included in the Berkshire Reports or to the extent such securities or commodities are pledged in the ordinary course of business to secure obligations of Berkshire or its Subsidiaries. Such securities and commodities are valued on the books of Berkshire in accordance with GAAP in all material respects.

(b)           Berkshire and its Subsidiaries and their respective businesses employ investment, securities, commodities, risk management and other policies, practices and procedures that Berkshire believes are prudent and reasonable in the context of such businesses, and Berkshire and its Subsidiaries have, since January 1, 2023, been in compliance with such policies, practices and procedures in all material respects. Prior to the date of this Agreement, Berkshire has made available to Brookline the material terms of such policies, practices and procedures.

Section 4.18.          Real Property. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Berkshire, (a) Berkshire or a Berkshire Subsidiary has good and marketable title to all the real property reflected in the latest audited balance sheet included in the Berkshire Reports as being owned by Berkshire or a Berkshire Subsidiary or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the ordinary course of business) (the “Berkshire Owned Properties”), free and clear of all Liens, except for Permitted Encumbrances, and (b) is the lessee of all leasehold estates reflected in the latest audited financial statements included in such Berkshire Reports or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (collectively with Berkshire Owned Properties, the “Berkshire Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Berkshire, the lessor. There are no pending or, to the knowledge of Berkshire, threatened condemnation proceedings against Berkshire Real Property.

Section 4.19.          Intellectual Property. Berkshire and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Berkshire, (a) (i) to the knowledge of Berkshire, the use of any Intellectual Property by Berkshire and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any person and is in accordance with any applicable license pursuant to which Berkshire or any Berkshire Subsidiary acquired the right to use any Intellectual Property, and (ii) no person has asserted in writing to Berkshire that Berkshire or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such person, (b) no person is challenging or, to the knowledge of Berkshire, infringing on or otherwise violating, any right of Berkshire or any of its Subsidiaries with respect to any Intellectual Property owned by Berkshire or its Subsidiaries, and (c) neither Berkshire nor any Berkshire Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by Berkshire or any Berkshire Subsidiary, and Berkshire and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by Berkshire and its Subsidiaries. Berkshire and each of its Subsidiaries obtained and possesses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees and contractors for their use.

Section 4.20.          Related Party Transactions. Except as set forth in Section 4.20 of the Berkshire Disclosure Schedule, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Berkshire or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Berkshire or any of its Subsidiaries or any person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of the outstanding Berkshire Common Stock (or any of such person’s immediate family members or affiliates) (other than Subsidiaries of Berkshire) on the other hand, of the type required to be reported in any Berkshire Report pursuant to Item 404 of Regulation S-K promulgated under the Exchange Act that have not been so reported on a timely basis.

Section 4.21.          State Takeover Laws. Each of the Boards of Directors of Berkshire and Commerce Acquisition Sub, Inc. has approved this Agreement and the transactions contemplated hereby and has taken all such other necessary actions as required to render inapplicable to such agreements and transactions the provisions of any potentially applicable takeover laws of any state including the DGCL, including any Takeover Statutes. In accordance with Section 262 of the DGCL, no appraisal or dissenters’ rights will be available to the holders of Berkshire Common Stock or Commerce Acquisition Sub, Inc. Common Stock in connection with the Merger and the Holdco Merger.

Section 4.22.          Reorganization. Berkshire has not taken any action (or failed to take any action, including failing to use its reasonable best efforts to cause any of its respective Subsidiaries from taking any action) and is not aware of any fact or circumstance, in each case, that could reasonably be expected to prevent (i) the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code or (ii) Luse Gorman, PC or Goodwin Procter LLP from delivering the opinions described in Sections 7.2(c) and 7.3(c), respectively.

Section 4.23.          Opinions. Prior to the execution of this Agreement, the Board of Directors of Berkshire has received an opinion (which, if initially rendered verbally, has been or will be confirmed by a written opinion, dated the same date) of Raymond James to the effect that as of the date of such opinion, and based upon and subject to the factors, assumptions, and limitations set forth therein, the Exchange Ratio in the Merger is fair from a financial point of view to Berkshire. Such opinion has not been amended or rescinded as of the date of this Agreement.

Section 4.24.          Berkshire Information. The information relating to Berkshire and its Subsidiaries to be contained in the Joint Proxy Statement and the S-4, and the information relating to Berkshire and its Subsidiaries that is provided by Berkshire or its representatives for inclusion in any other document filed with any Regulatory Agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Joint Proxy Statement (except for such portions thereof that relate only to Brookline or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 (except for such portions thereof that relate only to Brookline or any of its Subsidiaries) will comply in all material respects with the provisions of the Securities Act and the rules and regulations thereunder.

Section 4.25.          Loan Portfolio.

(a)            As of the date hereof, except as set forth in Section 4.25(a) of the Berkshire Disclosure Schedule, neither Berkshire nor any of its Subsidiaries is a party to any Loan in which Berkshire or any Subsidiary of Berkshire is a creditor which as of September 30, 2024, had a Total Borrower Commitment of $10,000,000 or more and under the terms of which the Borrower was, as of September 30, 2024, over ninety (90) days or more delinquent in payment of principal or interest. Set forth in Section 4.25(a) of the Berkshire Disclosure Schedule is a true, correct and complete list in all material respects of (A) all of the Loans of Berkshire and its Subsidiaries that, as of September 30, 2024, had an outstanding balance of $20,000,000 or more and were classified by Berkshire as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Credit Risk Assets,” “Concerned Loans,” “Watch List” or words of similar import, together with the principal amount and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, together with the aggregate principal amount and accrued and unpaid interest on such Loans, by category of Loan (e.g., commercial, consumer, etc.), together with the aggregate principal amount of such Loans by category and (B) each asset of Berkshire or any of its Subsidiaries that, as of September 30, 2024, is classified as “Other Real Estate Owned” and the book value thereof.

(b)           Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Berkshire, each Loan of Berkshire and its Subsidiaries (i) is evidenced by notes, agreements or other evidences of indebtedness (including, as applicable, lost note affidavits) that are true, genuine and what they purport to be in all material respects, (ii) to the extent carried on the books and records of Berkshire and its Subsidiaries as secured Loans, has been secured by valid Liens, as applicable, which have been perfected or are in the process of being recorded and perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to the Enforceability Exceptions.

(c)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Berkshire, each outstanding Loan of Berkshire or any of its Subsidiaries (including Loans held for resale to investors) was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained, in all material respects in accordance with the relevant notes or other credit or security documents, the written underwriting standards of Berkshire and its Subsidiaries (and, in the case of Loans held for resale to investors, the underwriting standards, if any, of the applicable investors) and with all applicable federal, state and local laws, regulations and rules.

Section 4.26.          Insurance.

(a)            Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Berkshire, Berkshire and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Berkshire reasonably has determined to be prudent and consistent with industry practice, and Berkshire and its Subsidiaries are in compliance in all material respects with their insurance policies and are not in default under any of the terms thereof, each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Berkshire and its Subsidiaries, Berkshire or the relevant Subsidiary thereof is the sole beneficiary of such policies, and all premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b)           Section 4.26(b) of the Berkshire Disclosure Schedule sets forth a true, correct and complete description of all BOLI owned by Berkshire Bank or its Subsidiaries, including the value of its BOLI. The value of such BOLI is and has been fairly and accurately reflected in the most recent balance sheet included in Berkshire Reports in accordance with GAAP.

Section 4.27.          Information Security. Except as would not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect on Berkshire, to the knowledge of Berkshire, since January 1, 2023, no third party has gained unauthorized access to any information technology networks controlled by and material to the operation of the business of Berkshire and its Subsidiaries.

Section 4.28.          Subordinated Indebtedness. Berkshire has performed, or has caused its applicable Subsidiary to perform, all of the obligations required to be performed by it and its Subsidiaries and is not in default under the terms of the indebtedness or other instruments related thereto set forth on Section 6.19 of the Berkshire Disclosure Schedule, including any indentures, junior subordinated debentures or trust preferred securities or any agreements related thereto.

Section 4.29.          No Investment Advisor Subsidiary; No Broker-Dealer Subsidiary.

(a)            No Berkshire Subsidiary is required to be registered with the SEC as an investment adviser under the Investment Advisers Act of 1940, as amended.

(b)           No Berkshire Subsidiary is a broker-dealer or is required to be registered as a “broker” or “dealer” in accordance with the provisions of the Exchange Act, and no employee of a Subsidiary of Berkshire is required to be registered, licensed or qualified as a registered representative of a broker-dealer under, and in compliance with, applicable law.

Article V
COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1.            Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as expressly contemplated or permitted by this Agreement (including as set forth in the Brookline Disclosure Schedule or the Berkshire Disclosure Schedule), required by law or as consented to in writing by the other party (such consent not to be unreasonably withheld, conditioned or delayed), each of Brookline and Berkshire shall, and shall cause its respective Subsidiaries to, (a) conduct its business in the ordinary course in all material respects, (b) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships, and (c) take no action that would reasonably be expected to adversely affect or materially delay the ability of either Brookline or Berkshire to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its respective covenants and agreements under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

Section 5.2.            Forbearances. During the period from the date of this Agreement to the Effective Time or earlier termination of this Agreement, except as set forth in the Brookline Disclosure Schedule or the Berkshire Disclosure Schedule, as expressly contemplated or permitted by this Agreement or as required by law, neither Brookline nor Berkshire shall, and neither Brookline nor Berkshire shall permit any of their respective Subsidiaries to, without the prior written consent of the other party to this Agreement (such consent not to be unreasonably withheld, conditioned or delayed):

(a)            Borrowings. Other than (i) federal funds borrowings and Federal Home Loan Bank borrowings, in each case with a maturity not in excess of six (6) months and (ii) deposits or other customary banking products such as letters of credit, in each case in the ordinary course of business, incur any indebtedness for borrowed money (other than indebtedness of Brookline or any of its wholly-owned Subsidiaries to Brookline or any of its wholly-owned Subsidiaries, on the one hand, or of Berkshire or any of its wholly-owned Subsidiaries to Berkshire or any of its wholly-owned Subsidiaries, on the other hand), or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;

(b)           Stock; Dividends.

(i)            Adjust, split, combine or reclassify any capital stock;

(ii)           Make, declare, pay or set a record date for any dividend, or any other distribution on, or directly or indirectly redeem, purchase or otherwise acquire, any shares of its capital stock or other equity or voting securities or any securities or obligations convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into or exercisable for any shares of its capital stock or other equity or voting securities, except, in each case, (A) regular quarterly cash dividends by Brookline at a rate not in excess of $0.135 per share of Brookline Common Stock, (B) regular quarterly cash dividends by Berkshire at a rate not in excess of $0.18 per share of Berkshire Common Stock, (C) dividends paid by any of the Subsidiaries of each of Brookline and Berkshire to Brookline or Berkshire or any of their wholly-owned Subsidiaries, respectively, (D) regular distributions on outstanding trust preferred securities in accordance with their terms or (E) the acceptance of shares of Brookline Common Stock or Berkshire Common Stock, as the case may be, as payment for the exercise price of stock options or for withholding Taxes incurred in connection with the exercise of stock options or the vesting or settlement of equity compensation awards, in each case, in accordance with past practice and the terms of the applicable award agreements;

(iii)          Grant any stock options, stock appreciation rights, performance shares, restricted stock units, performance stock units, phantom stock units, restricted shares or other equity-based awards or interests, or grant any person any right to acquire any shares of capital stock or other equity or voting securities of Brookline or Berkshire or any of their Subsidiaries; or

(iv)          Other than the sale and issuance of shares of Berkshire Common Stock pursuant to a private placement agreement entered into prior to or simultaneously with this Agreement, issue, sell, transfer, encumber or otherwise permit to become outstanding any shares of capital stock or voting securities or equity interests or securities convertible (whether currently convertible or convertible only after the passage of time or the occurrence of certain events) or exchangeable into, or exercisable for, any shares of its capital stock or other equity or voting securities, including any securities of Brookline or Berkshire or their respective Subsidiaries, or any options, warrants, or other rights of any kind to acquire any shares of capital stock or other equity or voting securities, including any securities of Brookline or Berkshire or their respective Subsidiaries, except pursuant to the exercise of stock options or the vesting or settlement of equity compensation awards in accordance with their terms;

(c)           Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, deposits or assets or any business to any individual, corporation or other entity other than a wholly-owned Subsidiary, or cancel, release or assign any indebtedness to any such person or any claims held by any such person, in each case other than in the ordinary course of business, or pursuant to contracts or agreements in force at the date of this Agreement;

(d)           Acquisitions. Except for foreclosure or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith in the ordinary course of business, make any material investment in or acquisition of (whether by purchase of stock or securities, contributions to capital, property transfers, merger or consolidation, or formation of a joint venture or otherwise) any other person or the property, deposits or assets of any other person, in each case, other than a wholly-owned Subsidiary of Brookline or Berkshire, as applicable;

(e)           Material Contracts. In each case except for transactions in the ordinary course of business, terminate, materially amend, or waive any material provision of, any Brookline Contract or Berkshire Contract, as the case may be, or make any change in any instrument or agreement governing the terms of any of its securities, other than normal renewals of contracts without material adverse changes of terms with respect to Brookline or Berkshire, or enter into any contract that would constitute a Brookline Contract or Berkshire Contract, if it were in effect on the date of this Agreement;

(f)            Benefit Plans, Etc. Except as required under applicable law, the terms of any Brookline Benefit Plan or Berkshire Benefit Plan (as applicable) existing as of the date hereof or set forth on Section 5.2(f) of the Brookline Disclosure Schedule or Section 5.2(f) of the Berkshire Disclosure Schedule, (i) enter into, establish, adopt, amend or terminate any Brookline Benefit Plan or Berkshire Benefit Plan, or any arrangement that would be a Brookline Benefit Plan or Berkshire Benefit Plan if in effect on the date hereof, other than with respect to renewal of broad-based welfare benefit plans (other than severance) in the ordinary course of business consistent with past practice and as would not reasonably be expected to materially increase the cost of benefits under any such Brookline Benefit Plan or Berkshire Benefit Plan, (ii) increase the compensation or benefits payable to any current or former employee, director or individual consultant except for (A) normal increases in base compensation to employees in the ordinary course of business consistent with past practice; provided, that such increases in base compensation do not exceed five percent (5%) on an individual basis (other than promotions made in the ordinary course, which increase in base compensation on account of any such promotion do not exceed ten percent (10%)), (B) as may be required by law, (iii) to satisfy contractual obligations existing as of the date hereof and disclosed on Section 5.2(f) of the Brookline Disclosure Schedule or Section 5.2(f) of the Berkshire Disclosure Schedule, as the case may be, (iii) accelerate the vesting of any equity-based awards or other compensation or benefits, (iv) except as set forth on Section 5.2(f) of the Brookline Disclosure Schedule, enter into any new, or amend any existing, employment, severance, change in control, retention, collective bargaining agreement or similar agreement or arrangement, (v) fund any rabbi trust or similar arrangement, or in any other way secure the payment of compensation or benefits under any Brookline Benefit Plan or Berkshire Benefit Plan, (vi) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Brookline Benefit Plan or Berkshire Benefit Plan that is required by applicable law to be funded or change the manner in which contributions to such plan are made or the basis on which such contributions are determined, except as may be required by generally accepted accounting principles, (vii) terminate the employment or services of any employee with an annual base salary equal to or in excess of $150,000, other than for cause, (viii) hire or promote any employee with an annual base salary equal to or in excess of $150,000 (other than as a replacement hire or promotion on substantially similar terms of employment as the departed employee), or significantly change the responsibilities assigned to any such employee, (ix) implement or announce any employee layoffs, plant closings, reductions in force, furloughs, temporary layoffs, salary or wage reductions, work schedule changes or other such actions that trigger notice requirements under the WARN Act; or (x) negotiate, modify, extend, or enter into any collective bargaining or other agreement with any labor union or other labor organization or recognize or certify any labor union, labor organization, works council, or group of employees as the bargaining representative for any employees of Berkshire, Brookline or any of their Subsidiaries;

(g)           Claims. Settle any material claim, suit, action or proceeding, except involving solely monetary remedies in an amount and for consideration not in excess of $500,000 individually or $2,000,000 in the aggregate and that would not impose any material restriction on, or create any adverse precedent that would be material to, the business of it or its Subsidiaries or the Surviving Corporation or its Subsidiaries;

(h)           Real Property. Except as set forth on Section 5.2(h) of the Brookline Disclosure Schedule or Section 5.2(h) of the Berkshire Disclosure Schedule, as applicable, enter into any new, or amend any existing, lease or sublease of real property;

(i)            Adverse Actions. Take any action or knowingly fail to take any action where such action or failure to act could reasonably be expected to prevent the Merger and the Holdco Merger, taken together, from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(j)            Governing Documents. Amend its certificate of incorporation, its bylaws or comparable governing documents of its Significant Subsidiaries;

(k)           Investment Securities. Materially restructure or materially change its investment securities, derivatives, wholesale funding or BOLI portfolio or its interest rate exposure, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported except in accordance with its investment policy as qualified by Section 5.2(j) of the Brookline Disclosure Schedule or Section 5.2(j) of the Berkshire Disclosure Schedule, as applicable;

(l)            Loans. Make, increase, extend additional credit, purchase any Loans except in accordance with its loan policy as qualified by Section 5.2(k) of the Brookline Disclosure Schedule or Section 5.2(k) of the Berkshire Disclosure Schedule, as applicable; provided that consent shall be deemed to have been granted if not received by the requesting party within two business days of the receiving party’s receipt of the request for such consent;

(m)           Loan Policies. Make a material change its loan policies in effect as of the date hereof, except as required by any Governmental Entity.

(n)           Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP;

(o)           Banking Operations. Enter into any new line of business or, other than in the ordinary course of business consistent with past practice, change in any material respect its lending, investment, underwriting, risk and asset liability management and other banking and operating, hedging, securitization and servicing policies (including any change in the maximum ratio or similar limits as a percentage of its capital exposure applicable with respect to its loan portfolio or any segment thereof), except as required by applicable law, regulation or policies imposed by any Governmental Entity;

(p)           Reorganizations. Merge or consolidate itself or any of its Significant Subsidiaries with any other person, or restructure, reorganize or completely or partially liquidate or dissolve it or any of its Significant Subsidiaries;

(q)           Tax Matters. Make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, or settle any material Tax claim, audit, assessment or dispute or surrender any material right to claim a refund of Taxes; or

(r)            Agreements. Agree to take, make any commitment to take, or adopt any resolutions of its board of directors or similar governing body in support of, any of the actions prohibited by this Section 5.2.

Article VI
ADDITIONAL AGREEMENTS

Section 6.1.            Regulatory Matters.

(a)            Promptly after the date of this Agreement, Brookline and Berkshire shall prepare and file with the SEC the Joint Proxy Statement and Berkshire shall prepare and file with the SEC the S-4, in which the Joint Proxy Statement will be included as a prospectus. The parties shall use reasonable best efforts to make such filings within forty (40) days of the date of this Agreement. Each of Berkshire and Brookline shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filings, and Berkshire and Brookline shall thereafter mail or deliver the Joint Proxy Statement to their respective stockholders. Berkshire shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Brookline shall furnish all information concerning Brookline and the holders of Brookline Common Stock as may be reasonably requested in connection with any such action.

(b)            The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings (and in the case of applications, notices, petitions and filings in respect of the Requisite Regulatory Approvals, use their reasonable best efforts to make such filings within forty (40) days of the date of this Agreement), to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger, the Holdco Merger and the Bank Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Berkshire and Brookline shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Brookline or Berkshire, as the case may be, and any of their respective Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the transactions contemplated by this Agreement and to the extent permitted by such Governmental Entity, give the other party and/or its counsel the opportunity to attend and participate in such meetings and conferences, in each case subject to applicable law. As used in this Agreement, “Requisite Regulatory Approvals” means all regulatory authorizations, consents, orders or approvals (and the expiration or termination of all statutory waiting periods in respect thereof) (x) from the Federal Reserve Board, the RIDOB, the NYDFS and the MDOB and (y) set forth in Sections 3.4 and 4.4 that are necessary to consummate the transactions contemplated by this Agreement, including the Merger, the Holdco Merger and the Bank Merger, or those the failure of which to be obtained would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Surviving Corporation.

(c)            Each party shall use its reasonable best efforts to respond to any request for information and resolve any objection that may be asserted by any Governmental Entity with respect to this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, nothing contained in this Agreement shall be deemed to require Berkshire or Brookline or any of their respective Subsidiaries, and neither Berkshire nor Brookline nor any of their respective Subsidiaries shall be permitted (without the written consent of the other party), to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities or Regulatory Agencies that would reasonably be expected to have a material adverse effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger, the Holdco Merger and the Bank Merger (a “Materially Burdensome Regulatory Condition”).

(d)           To the extent permitted by applicable law, Berkshire and Brookline shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders, and such other matters as may be reasonably necessary or advisable in connection with the Joint Proxy Statement, the S-4 or any other statement, filing, notice or application made by or on behalf of Berkshire, Brookline or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger, the Holdco Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(e)            To the extent permitted by applicable law, Berkshire and Brookline shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval will be materially delayed.

Section 6.2.            Access to Information; Confidentiality.

(a)            Upon reasonable notice and subject to applicable laws, each of Berkshire and Brookline, for the purposes of verifying the representations and warranties of the other and preparing for the Merger, the related integration and systems conversion or consolidation, and the other matters contemplated by this Agreement, shall, and shall cause each of their respective Subsidiaries to, afford to the officers, employees, accountants, counsel, advisors and other representatives of the other party, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, personnel, information technology systems, and records, and each shall cooperate with the other party in preparing to execute after the Effective Time conversion or consolidation of systems and business operations generally, and, during the period prior to the Effective Time, each of Berkshire and Brookline shall, and shall cause its respective Subsidiaries to, make available to the other party (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that Berkshire or Brookline, as the case may be, is not permitted to disclose under applicable law), and (ii) all other information concerning its business, properties and personnel as such party may reasonably request. Notwithstanding the foregoing, neither Berkshire nor Brookline nor any of their respective Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of Berkshire’s or Brookline’s, as the case may be, customers, jeopardize the attorney-client privilege of the institution in possession or control of such information (after giving due consideration to the existence of any common interest, joint defense or similar agreement between the parties) or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties hereto will make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b)           Each of Berkshire and Brookline shall hold all information furnished by or on behalf of the other party or any of such party’s Subsidiaries or representatives pursuant to Section 6.2(a) in confidence to the extent required by, and in accordance with, the provisions of the Mutual Confidentiality and Exclusivity Agreement, dated June 19, 2024, by and between Berkshire and Brookline, as amended, restated or otherwise modified (the “Confidentiality Agreement”).

(c)            No investigation by either of the parties or their respective representatives or information shared pursuant to this Section 6.2 shall affect or be deemed to modify or waive the representations and warranties of the other set forth herein.

Section 6.3.            Non-Control. Nothing contained in this Agreement shall give either Berkshire or Brookline, directly or indirectly, the right to control or direct the operations of the other party prior to the Effective Time. Prior to the Effective Time, each of Berkshire and Brookline shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

Section 6.4.            Stockholders’ Approval.

(a)            Each of Brookline and Berkshire shall call, give notice of, convene and hold a meeting of its stockholders (the “Brookline Meeting” and the “Berkshire Meeting,” respectively) to be held as soon as reasonably practicable after the S-4 is declared effective, for the purpose of obtaining (a) in the case of Brookline, the Requisite Brookline Vote and, in the case of Berkshire, the Requisite Berkshire Vote, respectively, required in connection with this Agreement, the Berkshire Share Issuance and the Merger and (b) if so desired and mutually agreed, a vote upon other matters of the type customarily brought before a meeting of stockholders in connection with the approval of a merger agreement or the transactions contemplated thereby, and each of Brookline and Berkshire shall use its reasonable best efforts to cause such meetings to occur as soon as reasonably practicable and on the same date and to set the same record date for such meetings. Such meetings may be held virtually, subject to applicable law and the organizational documents of Brookline and Berkshire, as applicable.

(b)           Subject to Section 6.4(c), each of Berkshire and Brookline and their respective Boards of Directors shall use its reasonable best efforts to obtain from the stockholders of Berkshire and the stockholders of Brookline, the Requisite Berkshire Vote and the Requisite Brookline Vote, respectively, including by communicating to the respective stockholders of Berkshire and stockholders of Brookline its recommendation (and including such recommendation in the Joint Proxy Statement) that, in the case of Berkshire, the stockholders of Berkshire approve (i) the Berkshire Share Issuance, (ii) an amendment and restatement of the Berkshire Certificate to increase the number of authorized shares of Berkshire Common Stock to 200,000,000 shares, and (iii) the New Or Revised Equity Incentive Plan, (collectively the “Berkshire Board Recommendation”) and, in the case of Brookline, that the stockholders of Brookline approve this Agreement (the “Brookline Board Recommendation”). Subject to Section 6.4(c), each of Berkshire and Brookline and their respective Boards of Directors shall not (i) withhold, withdraw, modify or qualify in a manner adverse to the other party the Berkshire Board Recommendation, in the case of Berkshire, or the Brookline Board Recommendation, in the case of Brookline, (ii) fail to make the Berkshire Board Recommendation, in the case of Berkshire, or the Brookline Board Recommendation, in the case of Brookline, in the Joint Proxy Statement, (iii) adopt, approve, recommend or endorse an Acquisition Proposal or publicly announce an intention to adopt, approve, recommend or endorse an Acquisition Proposal, (iv) fail to publicly and without qualification (A) recommend against any Acquisition Proposal or (B) reaffirm the Berkshire Board Recommendation, in the case of Berkshire, or the Brookline Board Recommendation, in the case of Brookline, in each case within ten (10) business days (or such fewer number of days as remains prior to the Berkshire Meeting or the Brookline Meeting, as applicable) after an Acquisition Proposal is made public or any request by the other party to do so, or (v) publicly propose to do any of the foregoing (any of the foregoing, a “Recommendation Change”).

(c)            Subject to Section 8.1 and Section 8.2, if the Board of Directors of Berkshire or Brookline, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would reasonably be likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the Berkshire Board Recommendation or the Brookline Board Recommendation, as applicable, such Board of Directors may, in the case of Berkshire, prior to the receipt of the Requisite Berkshire Vote submit the Berkshire Share Issuance to its stockholders, and in the case of Brookline, prior to the receipt of the Requisite Brookline Vote submit this Agreement to its stockholders, in each case, without recommendation (which, for the avoidance of doubt, shall constitute a Recommendation Change) (although the resolutions approving this Agreement as of the date hereof may not be rescinded or amended), in which event such Board of Directors may communicate the basis for its lack of a recommendation to its stockholders, in the Joint Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law; provided, that such Board of Directors may not take any actions under this sentence unless it (A) gives the other party at least four (4) business days’ prior written notice of its intention to take such action and a reasonable description of the event or circumstances giving rise to its determination to take such action (including, in the event such action is taken in response to an Acquisition Proposal, the latest material terms and conditions of, and the identity of the third party making, any such Acquisition Proposal, or any amendment or modification thereof, and describe in reasonable detail such other event or circumstances) and (B) at the end of such notice period, takes into account any amendment or modification to this Agreement proposed by the other party and, after receiving the advice of its outside counsel and, with respect to financial matters, its outside financial advisors, determines in good faith that it would nevertheless reasonably be likely to result in a violation of its fiduciary duties under applicable law to make or continue to make the Berkshire Board Recommendation or Brookline Board Recommendation, as the case may be. Any material amendment to any Acquisition Proposal will be deemed to be a new Acquisition Proposal for purposes of this Section 6.4(c) and will require a new notice period of two (2) business days.

(d)            Subject to applicable law, Berkshire or Brookline shall adjourn or postpone the Berkshire Meeting or the Brookline Meeting, as the case may be, if, as of the time for which such meeting is originally scheduled there are insufficient shares of Berkshire Common Stock or Brookline Common Stock, as the case may be, represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if on the date of such meeting Berkshire or Brookline, as applicable, has not received proxies representing a sufficient number of shares necessary to obtain the Requisite Berkshire Vote or the Requisite Brookline Vote, and subject to the terms and conditions of this Agreement, Brookline or Berkshire, as applicable, shall continue to use reasonable best efforts to solicit proxies from its stockholders in order to obtain the Requisite Brookline Vote or the Requisite Berkshire Vote, respectively; provided, however, that neither Berkshire nor Brookline shall be required to adjourn or postpone the Berkshire Meeting or the Brookline Meeting, as the case may be, more than two (2) times. Notwithstanding anything to the contrary herein, but subject to the obligation to adjourn or postpone such meeting as set forth in the immediately preceding sentence, unless this Agreement has been terminated in accordance with its terms, (x) the Brookline Meeting shall be convened and this Agreement shall be submitted to the stockholders of Brookline at the Brookline Meeting and (y) the Berkshire Meeting shall be convened and the Berkshire Share Issuance shall be submitted to the stockholders of Berkshire at the Berkshire Meeting, and nothing contained herein shall be deemed to relieve either Berkshire or Brookline of such obligation.

Section 6.5.            Legal Conditions to Merger. Subject in all respects to Section 6.1(c) of this Agreement, each of Berkshire and Brookline shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal and regulatory requirements that may be imposed on such party or its Subsidiaries with respect to the Merger, the Holdco Merger and the Bank Merger and, subject to the conditions set forth in Article VII hereof, to consummate the transactions contemplated by this Agreement, including the Merger, the Holdco Merger and the Bank Merger, and (b) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Berkshire or Brookline or any of their respective Subsidiaries in connection with the Merger, the Holdco Merger, the Bank Merger and the other transactions contemplated by this Agreement.

Section 6.6.            Stock Exchange Listing.

(a)            Berkshire shall cause the shares of Berkshire Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

(b)            Prior to the Closing Date, Brookline shall cooperate with Berkshire and use reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable laws and rules and policies of Nasdaq to enable the delisting by the Surviving Corporation of Brookline Common Stock from Nasdaq and the deregistration of Brookline Common Stock under the Exchange Act as promptly as practicable after the Effective Time.

Section 6.7.            Employee Matters.

(a)            Unless otherwise agreed between Berkshire and the Continuing Employee (as defined below), Berkshire, as the Surviving Corporation, shall provide the employees of Brookline and its Subsidiaries as of the Effective Time (the “Continuing Employees”), during the period commencing at the Effective Time and ending on the first anniversary thereof (the “Continuation Period”), for so long as such Continuing Employees are employed with the Surviving Corporation or its Subsidiaries following the Effective Time, with the following: (i) (x) each such Continuing Employee’s annual base salary or wages, as applicable, that is no less than that provided to such Continuing Employee as of immediately prior to the Closing and (y) annual cash incentive opportunities that are no less than the cash incentive opportunities provided to such Continuing Employee as of immediately prior to the Closing; and (ii) (x) all employee statutory entitlements; and (y) all employee benefits (other than severance which will be provided as set forth in the last sentence of this Section 6.7(a)) and other compensation (including long-term incentive compensation opportunities) that are substantially comparable in the aggregate to those provided to similarly situated employees of Berkshire and its Subsidiaries; provided, that with respect to clause (ii), until such time as Berkshire fully integrates the Continuing Employees into its plans, participation in the Brookline Benefit Plans (other than severance) shall be deemed to satisfy the foregoing standards, it being understood that the Continuing Employees may commence participating in the plans of Berkshire and its Subsidiaries on different dates following the Effective Time with respect to different plans. During the Continuation Period, each Continuing Employee who is not party to an individual agreement providing for severance or termination benefits and is terminated under severance qualifying circumstances shall be provided severance benefits set forth in Section 6.7(a) of the Berkshire Disclosure Schedule, subject to such employee’s execution (and non-revocation) of a release of claims. Prior to the Effective Time, Berkshire and Brookline shall cooperate in reviewing, evaluating and analyzing the Berkshire Benefit Plans and Brookline Benefit Plans.

(b)            With respect to any employee benefit plans of Berkshire or its Subsidiaries in which any Continuing Employees become eligible to participate on or after the Effective Time (the “Surviving Entity Plans”), Berkshire, as the Surviving Corporation, and its Subsidiaries shall use commercially reasonable efforts to (i) waive all pre-existing conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to such employees and their eligible dependents under any Surviving Entity Plans, (ii) provide each such employee and their eligible dependents with credit for any co-payments or coinsurance and deductibles paid prior to the Effective Time under a Brookline Benefit Plan that provides health care benefits, to the same extent that such credit was given under the analogous Brookline Benefit Plan prior to the Effective Time, in satisfying any applicable deductible, co-payment, coinsurance or out-of-pocket requirements under any Surviving Entity Plans, and (iii) recognize all service of such employees with Brookline and its Subsidiaries for all purposes in any Surviving Entity Plan to the same extent that such service was taken into account under the analogous Brookline Benefit Plan prior to the Effective Time for purposes of eligibility, participation and vesting (but not for purposes of benefit accrual), vacation entitlement and severance benefits; provided, that the foregoing service recognition shall not apply (A) to the extent it would result in duplication of benefits for the same period of service, (B) for purposes of any defined benefit pension plan, or (C) for purposes of any benefit plan that is a frozen plan or provides grandfathered benefits. As of the Effective Time, the Surviving Corporation shall credit each Continuing Employee the amount of vacation time that such employee had accrued under any applicable Brookline Benefit Plan as of the Effective Time.

(c)            Unless otherwise agreed between Berkshire and Brookline, no later than ten (10) business days prior to the Effective Time, Brookline shall cause any 401(k) plan sponsored or maintained by Brookline and its Subsidiaries, including, without limitation, the Brookline Bancorp, Inc. 401(k) Plan (each, a “Brookline 401(k) Plan”) to be terminated effective as of the day immediately prior to the Effective Time and contingent upon the occurrence of the Closing. Brookline shall provide Berkshire with evidence that such plan has been terminated (the form and substance of which shall be subject to reasonable review and comment by Berkshire) not later than two (2) business days immediately preceding the Effective Time, and (ii) the Continuing Employees of Brookline shall be eligible to participate, effective as of the Effective Time, in a 401(k) plan sponsored or maintained by Berkshire or one of its Subsidiaries (an “Berkshire 401(k) Plan”), it being agreed that there shall be no gap in participation in a tax-qualified defined contribution plan. Berkshire and Brookline shall take any and all actions as may be required, including amendments to any Brookline 401(k) Plan and/or Berkshire 401(k) Plan, to permit the Continuing Employees of Brookline who are then actively employed to make rollover contributions to the Berkshire 401(k) Plan of “eligible rollover distributions” (within the meaning of Section 401(a)(31) of the Code).

(d)            From and after the Effective Time, Berkshire agrees to honor all obligations under the employment agreements, change in control agreements, supplemental executive retirement plans, and similar arrangements as set forth on Section 6.7(d) of the Brookline Disclosure Schedule. Berkshire shall assume and honor all Brookline Benefit Plans listed on Section 6.7(d) of the Brookline Disclosure Schedule in accordance with their terms.

(e)            To the extent necessary, Berkshire and Brookline may provide a retention pool up to the amount set forth on Section 6.7(e) of the Berkshire Disclosure Schedule and Section 6.7(e) of the Brookline Disclosure Schedule, respectively, to enable Berkshire and Brookline to provide pay for performance retention incentives to certain employees of Berkshire or Brookline who are not covered by a written employment agreement, change in control agreement or similar agreement. The recipients and amounts will be mutually determined by Berkshire and Brookline. Such pay for performance retention incentives will be in addition to, and not in lieu of, any severance payment, including the amount that may be paid pursuant to Section 6.7(a). Such designated employees will enter into retention agreements to be provided by Berkshire and reasonably acceptable to Brookline.

(f)            No earlier than thirty (30) days prior to the Closing Date, Berkshire shall take all actions, including through resolutions of the boards of directors of Berkshire, that may be necessary or appropriate, to cause the non-qualified deferred compensation plans set forth in Section 6.7(f) of the Berkshire Disclosure Schedule to terminate and to be paid out, in the amounts set forth in Section 6.7(f) of the Berkshire Disclosure Schedule, no later than the first payroll cycle following the Closing Date in accordance with Section 409A of the Code.

(g)            As of the date of this Agreement, (i) Berkshire and Berkshire Bank shall enter into the agreements set forth in Section 6.7(g) of the Berkshire Disclosure Schedule with the individuals listed in Section 6.7(g) of the Berkshire Disclosure Schedule, and such agreements shall be effective as of the Closing Date, and (ii) Brookline, Brookline Bank, PCSB Bank and Bank Rhode Island, as applicable, shall enter into the agreements set forth in Section 6.7(g) of the Brookline Disclosure Schedule with the individuals listed in Section 6.7(g) of the Brookline Disclosure Schedule, and such agreements shall be effective as of the Closing Date.

(h)            Nothing in this Agreement shall confer upon any employee, officer, director or consultant of Brookline, Berkshire or any of their respective Subsidiaries or affiliates any right to continue in the employ or service of the Surviving Corporation, Brookline, Berkshire or any Subsidiary or affiliate thereof, or shall interfere with or restrict in any way the rights of the Surviving Corporation, Brookline, Berkshire or any Subsidiary or affiliate thereof to discharge or terminate the services of any employee (including any Continuing Employee), officer, director or consultant of the Surviving Corporation, Brookline, Berkshire or any of their respective Subsidiaries or affiliates at any time for any reason whatsoever, with or without cause. Nothing in this Agreement shall be deemed to (i) establish, amend, or modify any Brookline Benefit Plan, Berkshire Benefit Plan, Surviving Entity Plan or any other benefit or employment plan, program, agreement or arrangement, or (ii) alter or limit the ability of the Surviving Corporation or any of its Subsidiaries or affiliates to amend, modify or terminate any particular Brookline Benefit Plan, Berkshire Benefit Plan, Surviving Entity Plan or any other benefit or employment plan, program, agreement or arrangement after the Effective Time. Without limiting the generality of Section 9.11, nothing in this Agreement, express or implied, is intended to or shall confer upon any person, including, without limitation, any current or former employee, officer, director or consultant of Brookline, Berkshire or any of their respective Subsidiaries or affiliates, any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 6.8.            Indemnification; Directors’ and Officers’ Insurance.

(a)            From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless and shall advance expenses as incurred, in each case to the extent (subject to applicable law) such persons are indemnified or entitled to such advancement of expenses as of the date of this Agreement by Brookline pursuant to the Brookline Certificate, Brookline Bylaws, the governing or organizational documents of any Subsidiary of Brookline, any indemnification agreements in existence as of the date hereof that have been disclosed to Berkshire, each present and former director or officer of Brookline and its Subsidiaries (in each case, when acting in such capacity) (collectively, the “Brookline Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, damages, liabilities and other amounts incurred in connection with any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, whether arising before or after the Effective Time, arising out of the fact that such person is or was a director or officer of Brookline or any of its Subsidiaries and pertaining to matters existing or occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement; provided, that in the case of advancement of expenses, the Brookline Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Brookline Indemnified Party is not entitled to indemnification.

(b)           For a period of six (6) years after the Effective Time, the Surviving Corporation shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by Brookline (provided, that the Surviving Corporation may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims against the present and former officers and directors of Brookline or any of its Subsidiaries arising from facts or events which occurred at or before the Effective Time; provided, that the Surviving Corporation shall not be obligated to expend, on an annual basis, an amount in excess of 300% of the current annual premium paid as of the date hereof by Brookline for such insurance (the “Premium Cap”), and if such premiums for such insurance would at any time exceed the Premium Cap, then the Surviving Corporation shall cause to be maintained policies of insurance which, in the Surviving Corporation’s good faith determination, provide the maximum coverage available at an annual premium equal to the Premium Cap. In lieu of the foregoing, Brookline, in consultation with, but only upon the consent of Berkshire, may (and at the request of Berkshire, Brookline shall use its reasonable best efforts to) obtain at or prior to the Effective Time a six (6)-year “tail” policy under Brookline’s existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence if and to the extent that the same may be obtained for an amount that, in the aggregate, does not exceed the Premium Cap.

(c)            The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Brookline Indemnified Party and his or her heirs and representatives. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving person of such consolidation or merger, or (ii) transfers all or substantially all of its assets or deposits to any other person or engages in any similar transaction, then in each such case the Surviving Corporation will cause proper provision to be made so that the successors and assigns of the Surviving Corporation will expressly assume the obligations set forth in this Section 6.8.

Section 6.9.            Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Berkshire, on the one hand, and a Subsidiary of Brookline, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the Holdco Merger or the Bank Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Berkshire.

Section 6.10.          Advice of Changes. Berkshire and Brookline shall each promptly advise the other party of any effect, change, event, circumstance, condition, occurrence or development (i) that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on it or (ii) that it believes would or would reasonably be expected to cause or constitute a material breach of any of its representations, warranties, obligations, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII; provided, that any failure to give notice in accordance with the foregoing with respect to any breach shall not be deemed to constitute a violation of this Section 6.10 or the failure of any condition set forth in Section 7.2 or 7.3 to be satisfied, or otherwise constitute a breach of this Agreement by the party failing to give such notice, in each case unless the underlying breach would independently result in a failure of the conditions set forth in Section 7.2 or 7.3 to be satisfied; and provided, further, that the delivery of any notice pursuant to this Section 6.10 shall not cure any breach of, or noncompliance with, any other provision of this Agreement or limit the remedies available to the party receiving such notice.

Section 6.11.          Dividends.

(a)            After the date of this Agreement, each of Berkshire and Brookline shall coordinate with the other the declaration of any dividends in respect of Berkshire Common Stock and Brookline Common Stock and the record dates and payment dates relating thereto, it being the intention of the parties hereto that holders of Brookline Common Stock shall not receive two dividends, or fail to receive one dividend, in any quarter with respect to their shares of Brookline Common Stock and any shares of Berkshire Common Stock any such holder receives in exchange therefor in the Merger.

(b)           After the Effective Time, the Surviving Corporation shall amend Berkshire’s dividend policy to include language stating the Board of Directors’ intention to pay a quarterly cash dividend in an amount not less than $1.29 per share, subject to the financial condition of the Surviving Corporation, and provided that sufficient funds are legally available therefor, and provided that the Surviving Corporation and the Surviving Bank each remain “well capitalized” as set forth in applicable law or rules.

Section 6.12.          Stockholder Litigation. Each party shall give the other party prompt notice of any stockholder litigation against such party or its directors or officers relating to the transactions contemplated by this Agreement, and shall give the other party the opportunity to participate (at such other’s party’s expense) in the defense or settlement of any such litigation. Each party shall give the other the right to review and comment on all filings or responses to be made by such party in connection with any such litigation, and will in good faith take such comments into account. No party shall agree to settle any such litigation without the other party’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that the other party shall not be obligated to consent to any settlement which does not include a full release of such other party and its affiliates or which imposes an injunction or other equitable relief after the Effective Time upon the Surviving Corporation or any of its affiliates.

Section 6.13.          Corporate Governance.

(a)            Prior to the Effective Time, the Board of Directors of Berkshire shall take all actions necessary to adopt the Restated Certificate of Incorporation and the Bylaws Amendment, and to effect the requirements referenced therein that are to be effected as of the Effective Time. Effective as of the Effective Time, the number of directors that will comprise the full Board of Directors of Berkshire (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and the full Board of Directors of Brookline Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) shall each be sixteen (16), of which (i) eight (8) shall be directors of Berkshire immediately prior to the Effective Time, which shall include David M. Brunelle and such other directors as determined by Berkshire and (ii) eight (8) shall be directors of Brookline immediately prior to the Effective Time, which shall include Paul A. Perrault and such other directors as determined by Brookline.

(b)            Effective as of the Effective Time, (i) David M. Brunelle shall serve as the Chairman of the Board of Directors of Berkshire (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and of the Board of Directors of Berkshire Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) for a term of at least two (2) years (assuming Mr. Brunelle is elected for a second term) from the Closing Date, and (ii) Paul A. Perrault shall serve as the President and Chief Executive Officer of the Surviving Corporation and a member of the Board of Directors of the Surviving Bank for a term of at least two (2) years (assuming Mr. Perrault is elected for a second term).

(c)            Effective as of the Effective Time, the headquarters and main office of Berkshire (and, as of the Holdco Merger Effective Time, the Surviving Corporation) and Brookline Bank (and, as of the Bank Merger Effective Time, the Surviving Bank) shall be located 131 Clarendon Street, Boston Massachusetts, 02116. The parties shall mutually agree on determining the successor core processing company, the names of the Surviving Corporation and Surviving Bank and shall cooperate in developing and implementing a branding strategy during the pendency of the proposed transaction, which process will include the President and Chief Operating Officer of Berkshire and presentations to and approvals by each of the Board of Directors of Berkshire and Brookline.

(d)            The bylaws of the Surviving Bank in effect as of the Bank Merger Effective Time will be consistent in all respects with the foregoing provisions of this Section 6.13 and the corresponding provisions of the Bylaws Amendment.

Section 6.14.          Acquisition Proposals.

(a)            Each party agrees that it will not, and will cause each of its Subsidiaries and its and their respective officers, directors, employees, agents, advisors and representatives (collectively, “Representatives”) not to, directly or indirectly, (i) initiate, solicit, knowingly encourage or knowingly facilitate inquiries or proposals with respect to any Acquisition Proposal, (ii) engage or participate in any negotiations with any person concerning any Acquisition Proposal, (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to any Acquisition Proposal or (iv) unless this Agreement has been terminated in accordance with its terms, approve or enter into any term sheet, letter of intent, commitment, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (whether written or oral, binding or nonbinding) (other than a confidentiality agreement referred to and entered into in accordance with this Section 6.14) in connection with or relating to any Acquisition Proposal. Notwithstanding the foregoing, in the event that after the date of this Agreement and prior to the receipt of the Requisite Brookline Vote, in the case of Brookline, or the Requisite Berkshire Vote, in the case of Berkshire, a party receives an unsolicited bona fide written Acquisition Proposal, such party may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished confidential or nonpublic information or data and participate in such negotiations or discussions with the person making the Acquisition Proposal if the Board of Directors of such party concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its outside financial advisors) that failure to take such actions would reasonably be likely to result in a violation of its fiduciary duties under applicable law; provided, that, prior to furnishing any confidential or nonpublic information permitted to be provided pursuant to this sentence, such party shall have entered into a confidentiality agreement with the person making such Acquisition Proposal on terms no less favorable in the aggregate to it than the Confidentiality Agreement, which confidentiality agreement shall not provide such person with any exclusive right to negotiate with such party. Each party will, and will cause its Subsidiaries and Representatives to, immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any person other than the other party with respect to any Acquisition Proposal. Each party will promptly (within twenty-four (24) hours) advise the other party following receipt of any Acquisition Proposal or any inquiry which could reasonably be expected to lead to an Acquisition Proposal, and the substance thereof (including the terms and conditions of and the identity of the person making such inquiry or Acquisition Proposal), will provide the other party with an unredacted copy of any such Acquisition Proposal and any draft agreements, proposals or other materials received from or on behalf of the person making such inquiry or Acquisition Proposal in connection with such inquiry or Acquisition Proposal, and will keep the other party reasonably apprised of any related developments, discussions and negotiations on a current basis, including any amendments to or revisions of the terms of such inquiry or Acquisition Proposal. Each party shall use its reasonable best efforts to enforce any existing confidentiality or standstill agreements to which it or any of its Subsidiaries is a party in accordance with the terms thereof. As used in this Agreement, “Acquisition Proposal” means, with respect to Berkshire or Brookline, as applicable, other than the transactions contemplated by this Agreement, as it may be amended from time to time, any offer, proposal or inquiry relating to, or any third party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of a party and its Subsidiaries or 20% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the party, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the party, or (iii) a merger, consolidation, share exchange, business combination, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving a party or its Subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of the party.

(b)            Nothing contained in this Agreement shall prevent a party or its Board of Directors from complying with Rules 14d-9 and 14e-2 under the Exchange Act with respect to an Acquisition Proposal; provided, that such rules will in no way eliminate or modify the effect that any action pursuant to such rules would otherwise have under this Agreement.

Section 6.15.          Public Announcements. Brookline and Berkshire agree that the initial press release with respect to the execution and delivery of this Agreement shall be a release mutually agreed to by Brookline and Berkshire. Thereafter, each of the parties agrees that no public release or announcement or statement concerning this Agreement or the transactions contemplated hereby shall be issued by any party without the prior written consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as required by applicable law or the rules or regulations of any applicable Governmental Entity or stock exchange to which the relevant party is subject, in which case the party required to make the release or announcement shall consult with the other party about, and allow the other party reasonable time to comment on, such release or announcement in advance of such issuance or (b) for such releases, announcements or statements that are consistent with other such releases, announcement or statements made after the date of this Agreement in compliance with this Section 6.15.

Section 6.16.          Change of Method. Brookline and Berkshire shall be empowered, upon their mutual agreement, at any time prior to the Effective Time, to change the method or structure of effecting the combination of Brookline and Berkshire (including the provisions of Article I), if and to the extent they both deem such change to be necessary, appropriate or desirable; provided, that no such change shall (a) alter or change the Exchange Ratio or the number of shares of Berkshire Common Stock received by holders of Brookline Common Stock in exchange for each share of Brookline Common Stock, (b) adversely affect the Tax treatment of holders of Brookline Common Stock or Berkshire Common Stock pursuant to this Agreement, (c) adversely affect the Tax treatment of Brookline or Berkshire pursuant to this Agreement or (d) materially impede or delay the consummation of the transactions contemplated by this Agreement in a timely manner. The parties agree to reflect any such change in an appropriate amendment to this Agreement executed by both parties in accordance with Section 9.2.

Section 6.17.          Restructuring Efforts. If either Brookline or Berkshire shall have failed to obtain the Requisite Brookline Vote or the Requisite Berkshire Vote at the duly convened Brookline Meeting or Berkshire Meeting, as applicable, or any adjournment or postponement thereof, each of the parties shall in good faith use its reasonable best efforts to negotiate a restructuring of the transactions contemplated by this Agreement (it being understood that neither party shall have any obligation to alter or change any material terms, including the Exchange Ratio or the amount or kind of the consideration to be issued to holders of the capital stock of Brookline as provided for in this Agreement, in a manner adverse to such party or its stockholders) and/or resubmit this Agreement and/or the transactions contemplated hereby (or as restructured pursuant to this Section 6.16) to its stockholders, for approval.

Section 6.18.          Takeover Statutes. None of Brookline, Berkshire, Commerce Acquisition Sub, Inc. or their respective Boards of Directors shall take any action that would cause any Takeover Statute to become applicable to this Agreement, the Merger or any of the other transactions contemplated hereby, and each shall take all necessary steps to exempt (or ensure the continued exemption of) the Merger and the other transactions contemplated hereby from any applicable Takeover Statute now or hereafter in effect. If any Takeover Statute may become, or may purport to be, applicable to the transactions contemplated hereby, each party and the members of its Board of Directors will grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby and otherwise act to eliminate or minimize the effects of any Takeover Statute on any of the transactions contemplated by this Agreement, including, if necessary, challenging the validity or applicability of any such Takeover Statute.

Section 6.19.          Treatment of Brookline Debt. Upon the Holdco Merger Effective Time, Berkshire shall assume the due and punctual performance and observance of the covenants and other obligations to be performed by Brookline, under the Brookline Debt Securities, including the due and punctual payment of the principal of (and premium, if any) and interest thereon, to the extent required and permitted thereby. In connection therewith, (i) Berkshire shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, and (ii) Brookline shall cooperate and use reasonable best efforts to execute and deliver any supplemental indentures, officer’s certificates or other documents and provide any opinions of counsel to the trustee thereof, in each case, required to make such assumption effective as of the Holdco Merger Effective Time.

Section 6.20.          Exemption from Liability under Section 16(b). Berkshire and Brookline agree that, in order to most effectively compensate and retain Brookline Insiders, both prior to and after the Effective Time, it is desirable that Brookline Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Brookline Common Stock and Brookline Equity Awards into Berkshire Common Stock or Berkshire Equity Awards, as applicable, in connection with the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.20. Brookline shall deliver to Berkshire in a reasonably timely fashion prior to the Effective Time accurate information regarding those officers and directors of Brookline subject to the reporting requirements of Section 16(a) of the Exchange Act (the “Brookline Insiders”), and the Board of Directors of Berkshire and of Brookline, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter, and in any event prior to the Effective Time, take all such steps as may be required to cause (in the case of Brookline) any dispositions of Brookline Common Stock or Brookline Equity Awards by the Brookline Insiders, and (in the case of Berkshire) any acquisitions of Berkshire Common Stock or Berkshire Equity Awards by any Brookline Insiders who, immediately following the Merger, will be officers or directors of the Surviving Corporation subject to the reporting requirements of Section 16(a) of the Exchange Act, in each case pursuant to the transactions contemplated by this Agreement, to be exempt from liability pursuant to Rule 16b-3 under the Exchange Act to the fullest extent permitted by applicable law.

Section 6.21.          Corporate Actions. Berkshire shall take the actions set forth in Section 6.21 of the Berkshire Disclosure schedules no later than ten (10) business days prior to the Effective Time.

Section 6.22.          New Or Revised Equity Incentive Plan. As soon as reasonably possible following the date of this Agreement, a committee composed of members of the Berkshire Board of Directors and the Brookline Board of Directors, including Mr. Perrault, shall determine, in consultation with a mutually-agreed upon independent compensation consultant and Goodwin Procter LLP, whether to adopt a new equity incentive plan or amendments to the Berkshire Hills Bancorp, Inc. 2022 Equity Incentive Plan. Such determination shall be made prior to the filing of the Joint Proxy Statement.

Section 6.23.          Tax-Free Reorganization Treatment. Unless otherwise required pursuant to a final “determination” within the meaning of Section 1313(a) of the Code, (i) each of the parties shall report the Merger and the Holdco Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code in all Tax Returns, and (ii) none of the parties shall take any Tax reporting position inconsistent with the characterization of the Merger and the Holdco Merger, taken together, as a “reorganization” within the meaning of Section 368(a) of the Code.

Article VII
CONDITIONS PRECEDENT

Section 7.1.            Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a)            Stockholder Approvals. The Requisite Berkshire Vote and the Requisite Brookline Vote shall have been obtained in accordance with all applicable laws.

(b)            NYSE Listing. The shares of Berkshire Common Stock that shall be issuable pursuant to this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

(c)            Regulatory Approvals. (i) All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired or been terminated, and (ii) no such Requisite Regulatory Approval shall have resulted in the imposition of any Materially Burdensome Regulatory Condition.

(d)            S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for such purpose shall have been initiated or threatened by the SEC and not withdrawn.

(e)            No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or Governmental Entity of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger, the Holdco Merger, the Bank Merger or any of the other transactions contemplated by this Agreement shall be in effect. No law, statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits or makes illegal consummation of the Merger, the Holdco Merger, the Bank Merger or any of the other transactions contemplated by this Agreement.

Section 7.2.            Conditions to Obligations of Berkshire and Commerce Acquisition Sub, Inc.. The obligations of Berkshire and Commerce Acquisition Sub, Inc. to effect the Merger are also subject to the satisfaction or waiver by Berkshire at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Brookline set forth in Sections 3.2(a) and 3.8(a) (in each case after giving effect to the lead-in to Article III) shall be true and correct (other than, in the case of Section 3.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Brookline set forth in Sections 3.1(a), 3.1(b) (with respect to Significant Subsidiaries only), 3.2(b) (with respect to Significant Subsidiaries only), 3.3(a) and 3.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Brookline set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article III) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date); provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Brookline or the Surviving Corporation. Berkshire shall have received a certificate dated as of the Closing Date signed on behalf of Brookline by the Chief Executive Officer and the Chief Financial Officer of Brookline to the foregoing effect.

(b)            Performance of Obligations of Brookline. Brookline shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, and Berkshire shall have received a certificate dated as of the Closing Date signed on behalf of Brookline by the Chief Executive Officer and the Chief Financial Officer of Brookline to such effect.

(c)            Federal Tax Opinion. Berkshire shall have received the opinion of Luse Gorman, PC, in form and substance reasonably satisfactory to Berkshire, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require (at such time or times as reasonably requested by such counsel) and rely upon representations contained in certificates of officers of Berkshire and Brookline, reasonably satisfactory in form and substance to such counsel.

(d)            Bank Merger Agreement. Brookline shall have caused each of Brookline Bank, Bank Rhode Island, and PCSB Bank to execute and deliver the Bank Merger Agreement.

Section 7.3.            Conditions to Obligations of Brookline. The obligation of Brookline to effect the Merger is also subject to the satisfaction or waiver by Brookline at or prior to the Effective Time of the following conditions:

(a)            Representations and Warranties. The representations and warranties of Berkshire set forth in Sections 4.2(a) and 4.8(a) (in each case, after giving effect to the lead-in to Article IV) shall be true and correct (other than, in the case of Section 4.2(a), such failures to be true and correct as are de minimis) in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), and the representations and warranties of Berkshire set forth in Sections 4.1(a), 4.1(b) (with respect to Significant Subsidiaries only), 4.2(b) (with respect to Significant Subsidiaries only), 4.3(a) and 4.7 (in each case, read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date). All other representations and warranties of Berkshire set forth in this Agreement (read without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties but, in each case, after giving effect to the lead-in to Article IV) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent such representations and warranties are expressly made as of another date, in which case as of such date), provided, that for purposes of this sentence, such representations and warranties shall be deemed to be true and correct unless the failure or failures of such representations and warranties to be so true and correct, either individually or in the aggregate, and without giving effect to any qualification as to materiality or Material Adverse Effect set forth in such representations or warranties, has had or would reasonably be expected to have a Material Adverse Effect on Berkshire. Brookline shall have received a certificate dated as of the Closing Date signed on behalf of Berkshire by the Chief Executive Officer and the Chief Financial Officer of Berkshire to the foregoing effect.

(b)            Performance of Obligations of Berkshire and Commerce Acquisition Sub, Inc. Each of Berkshire and Commerce Acquisition Sub, Inc. shall have performed in all material respects the obligations, covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Time, including, but not limited to, each of the obligations, covenants and agreements set forth in Section 6.12 and to effect the requirements referenced therein that are to be effected as of the Holdco Merger Effective Time, and Brookline shall have received a certificate dated as of the Closing Date signed on behalf of Berkshire by the Chief Executive Officer and the Chief Financial Officer of Berkshire to such effect.

(c)            Federal Tax Opinion. Brookline shall have received the opinion of Goodwin Procter LLP, in form and substance reasonably satisfactory to Brookline, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger and the Holdco Merger, taken together, shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require (at such time or times as reasonably requested by such counsel) and rely upon representations contained in certificates of officers of Berkshire and Brookline, reasonably satisfactory in form and substance to such counsel.

(d)            Bank Merger Agreement. Berkshire shall have caused Berkshire Bank to execute and deliver the Bank Merger Agreement to Brookline Bank.

Article VIII
TERMINATION AND AMENDMENT

Section 8.1.            Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Requisite Berkshire Vote or the Requisite Brookline Vote:

(a)            by mutual written consent of Berkshire and Brookline;

(b)            by either Berkshire or Brookline if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger, the Holdco Merger or the Bank Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction, decree or other legal restraint or prohibition permanently enjoining or otherwise prohibiting or making illegal the consummation of the Merger, the Holdco Merger or the Bank Merger, unless the failure to obtain a Requisite Regulatory Approval shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(c)            by either Berkshire or Brookline if the Merger shall not have been consummated on or before the twelve (12) month anniversary of the date of this Agreement (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the obligations, covenants and agreements of such party set forth herein;

(d)            by either Berkshire or Brookline (provided, that the terminating party is not then in material breach of any representation, warranty, obligation, covenant or other agreement contained herein) if there shall have been a breach of any of the obligations, covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of Brookline, in the case of a termination by Berkshire, or Berkshire or Commerce Acquisition Sub, Inc., in the case of a termination by Brookline, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Berkshire, or Section 7.3, in the case of a termination by Brookline, and which is not cured within thirty (30) days following written notice to Brookline, in the case of a termination by Berkshire, or Berkshire, in the case of a termination by Brookline, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);

(e)            by Brookline prior to such time as the Requisite Berkshire Vote is obtained, if (i) Berkshire or the Board of Directors of Berkshire shall have made a Recommendation Change or (ii) Berkshire or the Board of Directors of Berkshire shall have breached its obligations under Section 6.4 or 6.13 in any material respect; or

(f)            by Berkshire prior to such time as the Requisite Brookline Vote is obtained, if (i) Brookline or the Board of Directors of Brookline shall have made a Recommendation Change or (ii) Brookline or the Board of Directors of Brookline shall have breached its obligations under Section 6.4 or 6.13 in any material respect.

The party desiring to terminate this Agreement pursuant to clauses (b) through (f) of this Section 8.1 shall give written notice of such termination to the other party in accordance with Section 9.5, specifying the provision or provisions hereof pursuant to which such termination is effected.

Section 8.2.            Effect of Termination.

(a)            In the event of termination of this Agreement by either Berkshire or Brookline as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Berkshire, Commerce Acquisition Sub, Inc., Brookline, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except that (i) Section 6.2(b), Section 6.14 and this Section 8.2 and Article IX (other than Section 9.1) shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, none of Berkshire, Commerce Acquisition Sub, Inc. or Brookline shall be relieved or released from any liabilities or damages arising out of its fraud or its willful and material breach of any provision of this Agreement.

(b)

(i)            In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Brookline or shall have been made directly to the stockholders of Brookline generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Brookline Meeting) an Acquisition Proposal, in each case with respect to Brookline and (A) (x) thereafter this Agreement is terminated by either Berkshire or Brookline pursuant to Section 8.1(c) without the Requisite Brookline Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.3 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Berkshire pursuant to Section 8.1(d) as a result of a willful breach by Brookline, and (B) prior to the date that is twelve (12) months after the date of such termination, Brookline enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Brookline shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Berkshire, by wire transfer of same day funds, a fee equal to $45,000,000 (the “Termination Fee”); provided, that for purposes of this Section 8.2(b)(i), all references in the definition of Acquisition Proposal to “20% or more” shall instead refer to “more than 50%”.

(ii)            In the event that this Agreement is terminated by Berkshire pursuant to Section 8.1(f), then Brookline shall pay Berkshire, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(c)

(i)             In the event that after the date of this Agreement and prior to the termination of this Agreement, a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the Board of Directors or senior management of Berkshire or shall have been made directly to the stockholders of Berkshire generally or any person shall have publicly announced (and not withdrawn at least two (2) business days prior to the Berkshire Meeting) an Acquisition Proposal, in each case with respect to Berkshire, and (A) (x) thereafter this Agreement is terminated by either Berkshire or Brookline pursuant to Section 8.1(c) without the Requisite Berkshire Vote having been obtained (and all other conditions set forth in Sections 7.1 and 7.2 were satisfied or were capable of being satisfied prior to such termination) or (y) thereafter this Agreement is terminated by Brookline pursuant to Section 8.1(d) as a result of a willful breach by Berkshire, and (B) prior to the date that is twelve (12) months after the date of such termination, Berkshire enters into a definitive agreement or consummates a transaction with respect to an Acquisition Proposal (whether or not the same Acquisition Proposal as that referred to above), then Berkshire shall, on the earlier of the date it enters into such definitive agreement and the date of consummation of such transaction, pay Brookline, by wire transfer of same day funds, the Termination Fee, provided, that for purposes of this Section 8.2(c)(i), all references in the definition of Acquisition Proposal to “20% or more” shall instead refer to “more than 50%.”

(ii)            In the event that this Agreement is terminated by Brookline pursuant to Section 8.1(e), then Berkshire shall pay Brookline, by wire transfer of same day funds, the Termination Fee within two (2) business days of the date of termination.

(d)            Notwithstanding anything to the contrary herein, but without limiting the right of any party to recover liabilities or damages arising out of the other party’s fraud or its willful and material breach of any provision of this Agreement, in no event shall either party be required to pay the Termination Fee more than once.

(e)            Each of Berkshire and Brookline acknowledges that the agreements contained in this Section 8.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the other party would not enter into this Agreement; accordingly, if Berkshire or Brookline, as the case may be, fails promptly to pay the amount due pursuant to this Section 8.2, and, in order to obtain such payment, the other party commences a suit which results in a judgment against the non-paying party for the Termination Fee or any portion thereof, such non-paying party shall pay the costs and expenses of the other party (including reasonable attorneys’ fees and expenses) in connection with such suit. In addition, if Berkshire or Brookline, as the case may be, fails to pay the amounts payable pursuant to this Section 8.2, then such party shall pay interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the “prime rate” published in The Wall Street Journal on the date on which such payment was required to be made for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full. The amounts payable by Brookline and Berkshire pursuant to Sections 8.2(b) and 8.2(c), respectively, and this Section 8.2(e), constitute liquidated damages and not a penalty, and except in the case of fraud or willful and material breach, shall be the sole monetary remedy of the other party in the event of a termination of this Agreement specified in such applicable section.

Article IX
GENERAL PROVISIONS

Section 9.1.            Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement (other than the Confidentiality Agreement, which shall survive in accordance with its terms) shall survive the Effective Time, except for Section 6.9 and for those other covenants and agreements contained herein and therein which by their terms apply or are to be performed in whole or in part after the Effective Time.

Section 9.2.             Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto at any time before or after the receipt of the Requisite Berkshire Vote or the Requisite Brookline Vote; provided, that after the receipt of the Requisite Berkshire Vote or the Requisite Brookline Vote, there may not be, without further approval of the stockholders of Berkshire or the stockholders of Brookline, as applicable, any amendment of this Agreement that requires such further approval under applicable law. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties hereto.

Section 9.3.            Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of Berkshire or Commerce Acquisition Sub, Inc., in the case of Brookline, or Brookline, in the case of Berkshire, (b) waive any inaccuracies in the representations and warranties of Berkshire or Commerce Acquisition Sub, Inc., in the case of Brookline, or Brookline, in the case of Berkshire, and (c) waive compliance with any of the agreements or satisfaction of any conditions for its benefit contained herein; provided, that after the receipt of the Requisite Berkshire Vote or the Requisite Brookline Vote, there may not be, without further approval of the stockholders of Berkshire or the stockholders of Brookline, as applicable, any extension or waiver of this Agreement or any portion thereof that requires such further approval under applicable law. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 9.4.            Expenses. Except as otherwise provided in Section 8.2, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense; provided, that the costs and expenses of printing and mailing the Joint Proxy Statement and all filing and other fees paid to the SEC or any other Governmental Entity in connection with the Merger shall be borne equally by Berkshire and Brookline.

Section 9.5.            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by e-mail, upon confirmation of receipt, (b) on the first (1st) business day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth (5th) business day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a)            if to Berkshire or Commerce Acquisition Sub, Inc., to:

Berkshire Hills Bancorp, Inc.

60 State Street

Boston, Massachusetts 02109

Attention:	Nitin J. Mhatre, President and Chief Executive Officer
Email:	nmhatre@berkshirebank.com

(b)            With copies (which shall not constitute notice) to:

Berkshire Hills Bancorp, Inc.

60 State Street

Boston, Massachusetts 02109

Attention:	Wm. Gordon Prescott, Senior Executive Vice President, General Counsel and Corporate Secretary

Email:	gprescott@berkshirebank.com

and

Luse Gorman, PC

5335 Wisconsin Avenue NW, Suite 780

Washington, D.C. 20015

Attention:	Lawrence M.F. Spaccasi
Marc Levy

Email:	lspaccasi@luselaw.com
mlevy@luselaw.com

(c)            if to Brookline, to:

Brookline Bancorp, Inc.

131 Clarendon Street

Boston, Massachusetts 02116

Attention:	Paul A. Perrault, Chairman and Chief Executive Officer

Email:	paul.perrault@brkl.com

(d)            With copies (which shall not constitute notice) to:

Brookline Bancorp, Inc.

131 Clarendon Street

Boston, Massachusetts 02116

Attention:	Marissa Martin, General Counsel and Corporate Secretary

Email:	marissa.martin@brkl.com

and

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Attention:	Samantha M. Kirby

Email:	skirby@goodwinlaw.com

Section 9.6.            Interpretation. The parties have participated jointly in negotiating and drafting this Agreement. In the event that an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The word “or” shall not be exclusive. References to “the date hereof” mean the date of this Agreement. As used in this Agreement, the “knowledge” of Brookline means the actual knowledge of any of the officers of Brookline listed on Section 9.6 of the Brookline Disclosure Schedule, and the “knowledge” of Berkshire means the actual knowledge of any of the officers of Berkshire listed on Section 9.6 of the Berkshire Disclosure Schedule. As used herein, (a) “business day” means any day other than a Saturday, a Sunday or a day on which banks in the State of Massachusetts are authorized by law or executive order to be closed, (b) “person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature, (c) an “affiliate” of a specified person is any person that directly or indirectly controls, is controlled by, or is under common control with, such specified person, (d) “made available” means any document or other information that was (i) provided by one party or its representatives to the other party and its representatives prior to the date hereof, (ii) included in the virtual data room of a party prior to the date hereof or (iii) filed by a party with the SEC and publicly available on EDGAR prior to the date hereof, and (e) the “transactions contemplated hereby” and “transactions contemplated by this Agreement” shall include the Merger, the Holdco Merger and the Bank Merger. The Brookline Disclosure Schedule and the Berkshire Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. All references to “dollars” or “$” in this Agreement are to United States dollars. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

Section 9.7.            Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.8.            Entire Agreement. This Agreement (including the documents and the instruments referred to herein) together with the Confidentiality Agreement constitutes the entire agreement among the parties and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

Section 9.9.            Governing Law; Jurisdiction.

(a)            This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to any applicable conflicts of law.

(b)            Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in the Court of Chancery of the State of Delaware, New Castle County, or, if that court does not have jurisdiction, a federal court sitting in Wilmington, Delaware (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party and (iv) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.5.

Section 9.10.          Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

Section 9.11.          Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of Brookline, in the case of Berkshire or Commerce Acquisition Sub, Inc., or Berkshire, in the case of Brookline. Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to herein) is not intended to, and does not, confer upon any person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein. The representations and warranties in this Agreement are the product of negotiations among the parties hereto and are for the sole benefit of the parties. Any inaccuracies in such representations and warranties are subject to waiver by the parties hereto in accordance herewith without notice or liability to any other person. In some instances, the representations and warranties in this Agreement may represent an allocation among the parties hereto of risks associated with particular matters regardless of the knowledge of any of the parties hereto. Consequently, persons other than the parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 9.12.          Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or otherwise breached. Accordingly, the parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Merger), in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 9.13.          Severability. Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction such that the invalid, illegal or unenforceable provision or portion thereof shall be interpreted to be only so broad as is enforceable.

Section 9.14.          Confidential Supervisory Information. Notwithstanding any other provision of this Agreement, no disclosure, representation or warranty shall be made (or other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information (including confidential supervisory information as defined in 12 C.F.R. § 261.2(b) or identified in 12 C.F.R. §§ 309.5(g)(8) and 309.6(a)) of a Governmental Entity by any party to this Agreement to the extent prohibited by applicable law. To the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of the preceding sentence apply.

Section 9.15.          Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement, and any amendments or waivers hereto or thereto, to the extent signed and delivered by e-mail delivery of a “.pdf” format data file or other electronic means, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto or to any such agreement or instrument shall raise the use of e-mail delivery of a “.pdf” format data file or other electronic means to deliver a signature to this Agreement or any amendment hereto or the fact that any signature or agreement or instrument was transmitted or communicated through the use of e-mail delivery of a “.pdf” format data file or other electronic means as a defense to the formation of a contract and each party hereto forever waives any such defense.

Section 9.16.          No Other Representations or Warranties.

(a)            Except for the representations and warranties made by Brookline in Article III and by Berkshire and Commerce Acquisition Sub, Inc. in Article IV, none of Brookline, Berkshire, Commerce Acquisition Sub, Inc. or any other person makes any express or implied representation or warranty with respect to Brookline, Berkshire or their respective Subsidiaries (including, with respect to Berkshire, Commerce Acquisition Sub, Inc.), or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each of Brookline, Berkshire and Commerce Acquisition Sub, Inc. hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Brookline, Berkshire or Commerce Acquisition Sub, Inc., as applicable, or any other person makes or has made any representation or warranty to Berkshire, Commerce Acquisition Sub, Inc. or Brookline, as applicable, or any of their respective affiliates or representatives with respect to (i) any financial projection, forecast, estimate, budget or prospective information relating to Brookline or Berkshire, as applicable, or any of their respective Subsidiaries (including, with respect to Berkshire, Commerce Acquisition Sub, Inc.) or their respective businesses, or (ii) except for the representations and warranties made by Brookline in Article III and by Berkshire and Commerce Acquisition Sub, Inc. in Article IV, any oral or written information presented to Brookline, Berkshire or Commerce Acquisition Sub, Inc., as applicable, or any of their respective affiliates or representatives in the course of their respective due diligence investigation of Brookline, Berkshire or Commerce Acquisition Sub, Inc., as applicable, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b)           Each of Brookline, Berkshire and Commerce Acquisition Sub, Inc. acknowledges and agrees that none of Berkshire, Commerce Acquisition Sub, Inc., Brookline or any other person has made or is making any express or implied representation or warranty other than those contained in Article III and Article IV.

[Signature Page Follows]

IN WITNESS WHEREOF, Berkshire, Commerce Acquisition Sub, Inc. and Brookline have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BERKSHIRE HILLS BANCORP, INC.

By:	/s/ Nitin J. Mhatre
Name: Nitin J. Mhatre
Title: President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Berkshire, Commerce Acquisition Sub, Inc. and Brookline have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

COMMERCE ACQUISITION SUB, INC.

By:	/s/ Nitin J. Mhatre
	Name:	Nitin J. Mhatre
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, Berkshire, Commerce Acquisition Sub, Inc. and Brookline have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BROOKLINE BANCORP, INC.

By:	/s/ Paul A. Perrault
Name:	Paul A. Perrault
Title:	Chairman and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Exhibit A

Form of Berkshire Hills Bancorp, Inc. Restated Certificate of Incorporation

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BERKSHIRE HILLS BANCORP, INC.

FIRST: The name of the Corporation is Berkshire Hills Bancorp, Inc. (hereinafter sometimes referred to as the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of the registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:

A.            The total number of shares of all classes of stock which the Corporation shall have authority to issue is Two hundred two million (202,000,000) consisting of:

1.	Two million (2,000,000) shares of Preferred Stock, par value one cent ($.01) per share (the “Preferred Stock”); and

2.	Two hundred million (200,000,000) shares of Common Stock, par value one cent ($.01) per share (the “Common Stock”).

B.            The Board of Directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the Common Stock, without a vote of the holders of the Preferred Stock, or of any series thereof, unless a vote of any such holders is required pursuant to the terms of any Preferred Stock Designation.

C.            1.     Notwithstanding any other provision of this Certificate of Incorporation, in no event shall any record owner of any outstanding Common Stock which is beneficially owned, directly or indirectly, by a person who, as of any record date for the determination of stockholders entitled to vote on any matter, beneficially owns in excess of 10% of the then-outstanding shares of Common Stock (the “Limit”), be entitled, or permitted to any vote in respect of the shares held in excess of the Limit. The number of votes which may be cast by any record owner by virtue of the provisions hereof in respect of Common Stock beneficially owned by such person beneficially owning shares in excess of the Limit shall be a number equal to the total number of votes which a single record owner of all Common Stock beneficially owned by such person would be entitled to cast, (subject to the provisions of this Article FOURTH) multiplied by a fraction, the numerator of which is the number of shares of such class or series which are both beneficially owned by such person and owned of record by such record owner and the denominator of which is the total number of shares of Common Stock beneficially owned by such person owning shares in excess of the Limit.

2.	The following definitions shall apply to this Section C of this Article FOURTH:

a.	“Affiliate” shall have the meaning ascribed to it in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, as in effect on the date of filing of this Certificate of Incorporation.

b.	“Beneficial ownership” shall be determined pursuant to Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (or any successor rule or statutory provision), or, if said Rule 13d-3 shall be rescinded and there shall be no successor rule or provision thereto, pursuant to said Rule 13d-3 as in effect on the date of filing of this Certificate of Incorporation; provided, however, that a person shall, in any event, also be deemed the “beneficial owner” of any Common Stock:

(1)	which such person or any of its affiliates beneficially owns, directly or indirectly; or

(2)	which such person or any of its affiliates has: (i) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of an agreement, contract, or other arrangement with this Corporation to effect any transaction which is described in any one or more of clauses 1 through 5 of Section A of Article EIGHTH of this Certificate of Incorporation (“Article EIGHTH”)), or upon the exercise of conversion rights, exchange rights, warrants, or options or otherwise, or (ii) sole or shared voting or investment power with respect thereto pursuant to any agreement, arrangement, understanding, relationship or otherwise (but shall not be deemed to be the beneficial owner of any voting shares solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, with respect to shares of which neither such person nor any such Affiliate is otherwise deemed the beneficial owner); or

(3)	which are beneficially owned, directly or indirectly, by any other person with which such first mentioned person or any of its Affiliates acts as a partnership, limited partnership, syndicate or other group pursuant to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of this Corporation; and provided further, however, that: (1) no Director or Officer of this Corporation (or any Affiliate of any such Director or Officer) shall, solely by reason of any or all of such Directors or Officers acting in their capacities as such, be deemed, for any purposes hereof, to beneficially own any Common Stock beneficially owned by any other such Director or Officer (or any Affiliate thereof); and (2) neither any employee stock ownership or similar plan of this Corporation or any subsidiary of this Corporation, nor any trustee with respect thereto or any Affiliate of such trustee (solely by reason of such capacity of such trustee), shall be deemed, for any purposes hereof, to beneficially own any Common Stock held under any such plan. For purposes only of computing the percentage of beneficial ownership of Common Stock of a person, the outstanding Common Stock shall include shares deemed owned by such person through application of this subsection but shall not include any other Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding Common Stock shall include only Common Stock then outstanding and shall not include any Common Stock which may be issuable by this Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

c.	The “limit” shall mean 10% of the then-outstanding shares of Common Stock.

d.	A “person” shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

3.	The Board of Directors shall have the power to construe and apply the provisions of this section and to make all determinations necessary or desirable to implement such provisions, including but not limited to matters with respect to: (i) the number of shares of Common Stock beneficially owned by any person; (ii) whether a person is an affiliate of another; (iii) whether a person has an agreement, arrangement, or understanding with another as to the matters referred to in the definition of beneficial ownership; (iv) the application of any other definition or operative provision of the section to the given facts; or (v) any other matter relating to the applicability or effect of this section.

4.	The Board of Directors shall have the right to demand that any person who is reasonably believed to beneficially own Common Stock in excess of the Limit (or holds of record Common Stock beneficially owned by any person in excess of the Limit) supply the Corporation with complete information as to: (i) the record owner(s) of all shares beneficially owned by such person who is reasonably believed to own shares in excess of the Limit; and (ii) any other factual matter relating to the applicability or effect of this section as may reasonably be requested of such person.

5.	Except as otherwise provided by law or expressly provided in this Section C, the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if required, to the provisions of this Section C) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the stockholders, and every reference in this Certificate of Incorporation to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for stockholder consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

6.	Any constructions, applications, or determinations made by the Board of Directors pursuant to this section in good faith and on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its stockholders.

7.	In the event any provision (or portion thereof) of this Section C shall be found to be invalid, prohibited or unenforceable for any reason, the remaining provisions (or portions thereof) of this Section shall remain in full force and effect, and shall be construed as if such invalid, prohibited or unenforceable provision had been stricken herefrom or otherwise rendered inapplicable, it being the intent of this Corporation and its stockholders that each such remaining provision (or portion thereof) of this Section C remain, to the fullest extent permitted by law, applicable and enforceable as to all stockholders, including stockholders owning an amount of stock over the Limit, notwithstanding any such finding.

FIFTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its Directors and stockholders:

A.            The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the Bylaws of the Corporation, the Directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B.            The Directors of the Corporation need not be elected by written ballot unless the Bylaws so provide.

C.            Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders.

D.            Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or as otherwise provided in the Bylaws. The term “Whole Board” shall mean the total number of authorized directorships (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board for adoption).

SIXTH:

A.            The number of Directors shall be fixed from time to time exclusively by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board. The Directors shall be divided into three classes, as nearly equal in number as reasonably possible, with each Director to hold office until his or her successor shall have been duly elected and qualified. At each annual meeting of stockholders following such initial classification and election, held before the 2017 annual meeting of stockholders, the class of directors selected to succeed those Directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election. At each annual meeting of stockholders commencing with the 2017 annual meeting of stockholders, Directors elected to succeed those Directors whose terms then expire shall be elected for a term expiring at the next annual meeting of stockholders. Beginning with the 2020 annual meeting of stockholders, the foregoing classification of the Board of Directors shall cease. If the number of Directors is changed prior to the 2017 annual meeting of stockholders, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible, and any additional Director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class. If the number of Directors is increased at or following the 2020 annual meeting of stockholders, any additional Director elected to fill a vacancy resulting from such increase shall hold office for a term expiring at the next annual meeting of stockholders. In no case shall a decrease in the number of Directors remove or shorten the term of any incumbent Director. Each Director shall hold office for the term for which elected and until his or her successor shall have been duly elected and qualified.

B.            Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of Directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office, or other cause may be filled only by a majority vote of the Directors then in office, though less than a quorum, and Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires, except that Directors elected to fill vacancies after the 2020 annual meeting of stockholders shall hold office for a term expiring at the next annual meeting of stockholders. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director.

C.            Advance notice of stockholder nominations for the election of Directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws of the Corporation.

D.            Subject to the rights of holders of any series of Preferred Stock then outstanding, any Director, or the entire Board of Directors, may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH of this Certificate of Incorporation (“Article FOURTH”)), voting together as a single class.

SEVENTH: The Board of Directors is expressly empowered to adopt, amend or repeal Bylaws of the Corporation. Any adoption, amendment or repeal of the Bylaws of the Corporation by the Board of Directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to adopt, amend or repeal any provisions of the Bylaws of the Corporation.

EIGHTH:

A.            In addition to any affirmative vote required by law or this Certificate of Incorporation, and except as otherwise expressly provided in this Article EIGHTH:

1.	any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with: (i) any Interested Stockholder (as hereinafter defined); or (ii) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

2.	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder, or any Affiliate of any Interested Stockholder, of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% or more of the combined assets of the Corporation and its Subsidiaries; or

3.	the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value (as hereinafter defined) equaling or exceeding 25% of the combined Fair Market Value of the outstanding common stock of the Corporation and its Subsidiaries, except for any issuance or transfer pursuant to an employee benefit plan of the Corporation or any Subsidiary thereof; or

4.	the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Stockholder or any Affiliate of any Interested Stockholder; or

5.	any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 80% of the voting power of the then-outstanding shares of stock of the Corporation entitled to vote in the election of Directors (the “Voting Stock”) (after giving effect to the provisions of Article FOURTH), voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or by any other provisions of this Certificate of Incorporation or any Preferred Stock Designation in any agreement with any national securities exchange or otherwise.

The term “Business Combination” as used in this Article EIGHTH shall mean any transaction which is referred to in any one or more of paragraphs 1 through 5 of Section A of this Article EIGHTH.

B.            The provisions of Section A of this Article EIGHTH shall not be applicable to any particular Business Combination, and such Business Combination shall require only the affirmative vote of the majority of the outstanding shares of capital stock entitled to vote after giving effect to the provisions of Article FOURTH, or such vote (if any), as is required by law or by this Certificate of Incorporation, if, in the case of any Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation solely in their capacity as stockholders of the Corporation, the condition specified in the following paragraph 1 is met or, in the case of any other Business Combination, all of the conditions specified in either of the following paragraphs 1 or 2 are met:

1.	The Business Combination shall have been approved by a majority of the Disinterested Directors (as hereinafter defined).

2.	All of the following conditions shall have been met:

a.	The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by the holders of Common Stock in such Business Combination shall at least be equal to the higher of the following:

(1)	(if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by it: (i) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”); or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher; or

(2)	the Fair Market Value per share of Common Stock on the Announcement Date or on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article EIGHTH as the “Determination Date”), whichever is higher.

b.	The aggregate amount of the cash and the Fair Market Value as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Voting Stock other than Common Stock shall be at least equal to the highest of the following (it being intended that the requirements of this subparagraph (b) shall be required to be met with respect to every such class of outstanding Voting Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Voting Stock):

(1)	(if applicable) the Highest Per Share Price (as hereinafter defined), including any brokerage commissions, transfer taxes and soliciting dealers’ fees, paid by the Interested Stockholder for any shares of such class of Voting Stock acquired by it: (i) within the two-year period immediately prior to the Announcement Date; or (ii) in the transaction in which it became an Interested Stockholder, whichever is higher; or

(2)	(if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; or

(3)	the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

c.	The consideration to be received by holders of a particular class of outstanding Voting Stock (including Common Stock) shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class of Voting Stock. If the Interested Stockholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by the Interested Stockholder. The price determined in accordance with subparagraph B.2 of this Article EIGHTH shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

d.	After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (1) except as approved by a majority of the Disinterested Directors (as hereinafter defined), there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding stock having preference over the Common Stock as to dividends or liquidation; (2) there shall have been: (i) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Disinterested Directors; and (ii) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure to so increase such annual rate is approved by a majority of the Disinterested Directors, and (3) neither such Interested Stockholder or any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder.

e.	After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided, directly or indirectly, by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

f.	A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, and the rules or regulations thereunder) shall be mailed to stockholders of the Corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

C.            For the purposes of this Article EIGHTH:

1.	A “Person” shall include an individual, a firm, a group acting in concert, a corporation, a partnership, an association, a joint venture, a pool, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate or any other group formed for the purpose of acquiring, holding or disposing of securities or any other entity.

2.	“Interested Stockholder” shall mean any person (other than the Corporation or any Holding Company or Subsidiary thereof) who or which:

a.	is the beneficial owner, directly or indirectly, of more than 10% of the voting power of the outstanding Voting Stock; or

b.	is an Affiliate of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding Voting Stock; or

c.	is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

3.	For purposes of this Article EIGHTH, “beneficial ownership” shall be determined in the manner provided in Article FOURTH hereof.

4.	“Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the date of filing of this Certificate of Incorporation.

5.	“Subsidiary” means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in Paragraph 2 of this Section C, the term “Subsidiary” shall mean only a corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

6.	“Disinterested Director” means any member of the Board of Directors who is unaffiliated with the Interested Stockholder and was a member of the Board of Directors prior to the time that the Interested Stockholder became an Interested Stockholder, and any Director who is thereafter chosen to fill any vacancy of the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Disinterested Directors then on the Board of Directors.

7.	“Fair Market Value” means:

a.	in the case of stock, the highest closing sales price of the stock during the 30-day period immediately preceding the date in question of a share of such stock on the National Association of Securities Dealers Automated Quotation System or any system then in use, or, if such stock is admitted to trading on a principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, Fair Market Value shall be the highest sale price reported during the 30-day period preceding the date in question, or, if no such quotations are available, the Fair Market Value on the date in question of a share of such stock as determined by the Board of Directors in good faith, in each case with respect to any class of stock, appropriately adjusted for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock; and

b.	in the case of property other than cash or stock, the Fair Market Value of such property on the date in question as determined by the Board of Directors in good faith.

8.	Reference to “Highest Per Share Price” shall in each case with respect to any class of stock reflect an appropriate adjustment for any dividend or distribution in shares of such stock or any stock split or reclassification of outstanding shares of such stock into a greater number of shares of such stock or any combination or reclassification of outstanding shares of such stock into a smaller number of shares of such stock.

9.	In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in Subparagraphs (a) and (b) of Paragraph 2 of Section B of this Article EIGHTH shall include the shares of Common Stock and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

D.            A majority of the Disinterested Directors of the Corporation shall have the power and duty to determine for the purposes of this Article EIGHTH, on the basis of information known to them after reasonable inquiry: (a) whether a person is an Interested Stockholder; (b) the number of shares of Voting Stock beneficially owned by any person; (c) whether a person is an Affiliate or Associate of another; and (d) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has an aggregate Fair Market Value equaling or exceeding 25% of the combined Fair Market Value of the Common Stock of the Corporation and its Subsidiaries. A majority of the Disinterested Directors shall have the further power to interpret all of the terms and provisions of this Article EIGHTH.

E.            Nothing contained in this Article EIGHTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the Voting Stock (after

NINTH: The Board of Directors of the Corporation, when evaluating any offer of another Person (as defined in Article EIGHTH hereof) to: (A) make a tender or exchange offer for any equity security of the Corporation; (B) merge or consolidate the Corporation with another corporation or entity; or (C) purchase or otherwise acquire all or substantially all of the properties and assets of the Corporation, may, in connection with the exercise of its judgment in determining what is in the best interest of the Corporation and its stockholders, give due consideration to all relevant factors, including, without limitation, those factors that Directors of any subsidiary of the Corporation may consider in evaluating any action that may result in a change or potential change in the control of the subsidiary, and the social and economic effect of acceptance of such offer: on the Corporation’s present and future customers and employees and those of its Subsidiaries (as defined in Article EIGHTH hereof); on the communities in which the Corporation and its Subsidiaries operate or are located; on the ability of the Corporation to fulfill its corporate objective as a savings and loan holding company under applicable laws and regulations; and on the ability of its subsidiary savings institution to fulfill the objectives of a stock form savings institution under applicable statutes and regulations.

TENTH:

A.            Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

B.            The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee’s heirs, executors and administrators.

C.            If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

D.            The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation’s Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

E.            The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or subsidiary or Affiliate or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

F.            The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

ELEVENTH: A Director of this Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability: (i) for any breach of the Director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a Director of the Corporation existing at the time of such repeal or modification.

TWELFTH: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 80% of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of Directors (after giving effect to the provisions of Article FOURTH), voting together as a single class, shall be required to amend or repeal this Article TWELFTH, Section C of Article FOURTH, Sections C or D of Article FIFTH, Article SIXTH, Article SEVENTH, Article EIGHTH or Article TENTH.

IN WITNESS WHEREOF, the undersigned has executed this Amended and Restated Certificate of Incorporation this _________ day of _________, 2025.

BERKSHIRE HILLS BANCORP, INC.

Wm. Gordon Prescott

Exhibit B

Form of Bylaws Amendment

Exhibit B

Amendment to the Amended and Restated Bylaws of

Berkshire Hills Bancorp, Inc.

The Amended and Restate Bylaws of Berkshire Hills Bancorp, Inc. (the “Bylaws”) are hereby amended as follows:

1.     Article I, Section 1 of the Bylaws is hereby deleted in its entirety and replaced with the following:

Section 1.    Annual Meeting.

An annual meeting of the stockholders, for the election of Directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date, and at such time as the Board of Directors shall each year fix, which place, date and time may subsequently be changed at any time by vote of the Board of Directors. If no annual meeting has been held for a period of thirteen (13) months after the Corporation’s last annual meeting, a special meeting in lieu thereof may be held, and such special meeting shall have, for the purposes of these Bylaws or otherwise, all the force and effect of an annual meeting. Any and all references hereafter in these Bylaws to an annual meeting or annual meetings also shall be deemed to refer to any special meeting(s) in lieu thereof.

2.     Article I, Section 2 of the Bylaws is hereby deleted in its entirety and replaced with the following:

Section 2.    Special Meetings.

Subject to the rights of the holders of any class or series of preferred stock of the Corporation, special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution adopted by a majority of the total number of Directors which the Corporation would have if there were no vacancies on the Board of Directors (hereinafter the “Whole Board”). Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of stockholders of the Corporation. Nominations of persons for election to the Board of Directors of the Corporation and stockholder proposals of other business shall not be brought before a special meeting of stockholders to be considered by the stockholders unless such special meeting is held in lieu of an annual meeting of stockholders in accordance with Article I, Section 1 of these Bylaws, in which case such special meeting in lieu thereof shall be deemed an annual meeting for purposes of these Bylaws and the provisions of Article I, Section 6 of these Bylaws shall govern such special meeting.

3.     Article I, Section 6(b) of the Bylaws is hereby deleted in its entirety and replaced with the following:

(b)            At any annual meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting (x) by or at the direction of the Board of Directors or (y) by any stockholder of the Corporation who is entitled to vote with respect thereto, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Section 6(b) as to such business. For business to be properly brought before an annual meeting by a stockholder pursuant to this Section 6(b), (1) the business must relate to a proper subject matter for stockholder action under Delaware law, (2) the stockholder must have given Timely Notice (as defined below) thereof in writing to the Secretary of the Corporation, (3) the stockholder must have provided updates or supplements to such Timely Notice at the times and in the forms required by Section 6(d) and (4) together with the beneficial owner(s), if any, on whose behalf the business proposal is made, the stockholder must have acted in accordance with the representations set forth in the New Business Solicitation Statement (as defined below) required by this Bylaw. To be timely, a stockholder’s notice must be delivered or mailed to and received at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that in the event the annual meeting is first convened more than thirty (30) days before or more than sixty (60) days after such anniversary date, or if no annual meeting were held in the preceding year, notice by the stockholder to be timely must be received by the Secretary of the Corporation not later than the close of business on the later of the ninetieth (90th) day prior to the scheduled date of such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made (such notice within such time periods shall be referred to as “Timely Notice”). A stockholder’s Timely Notice to the Secretary shall set forth:

(1)            as to each matter such stockholder proposes to bring before the annual meeting, a brief description of the business desired to be brought before the annual meeting, the reasons for conducting such business at the annual meeting, and any material interest in such business of each New Business Proposing Person (as defined below);

(2)            the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any);

(3)            as to each Proposing Person, the following information: (A) the class or series and number of all shares of capital stock of the Corporation which are, directly or indirectly, owned beneficially or of record by such Proposing Person or any of its affiliates or associates (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), including any shares of any class or series of capital stock of the Corporation as to which such Proposing Person or any of its affiliates or associates has a right to acquire beneficial ownership at any time in the future, (B) any proxy (other than a revocable proxy given in response to a public proxy solicitation made pursuant to, and in accordance with, the Exchange Act), agreement, arrangement, understanding or relationship pursuant to which such Proposing Person has or shares a right to, directly or indirectly, vote any shares of any class or series of capital stock of the Corporation, (C) any rights to dividends or other distributions on the shares of any class or series of capital stock of the Corporation, directly or indirectly, owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the Corporation, and (D) any performance-related fees (other than an asset based fee) that such Proposing Person, directly or indirectly, is entitled to based on any increase or decrease in the value of shares of any class or series of capital stock of the Corporation (the disclosures to be made pursuant to the foregoing clauses (A) through (D) are referred to, collectively, as “Material Ownership Interests”);

(4)            a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(5)            (A) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person, pertaining to the other business proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (B) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such other business proposal(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(6)            a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of, in the case of a business proposal, at least the percentage of voting power of all of the shares of capital stock of the Corporation required under applicable law to approve the proposal (such statement, the “New Business Solicitation Statement”).

For purposes of this Section 6(b) and Section 6(c) below, the term “Proposing Person” shall mean the following persons: (i) the stockholder of record providing the notice of nominations or business proposed to be brought before a stockholders’ meeting, and (ii) the beneficial owner(s), if different, on whose behalf the nominations or business proposed to be brought before a stockholders’ meeting is made.

Notwithstanding anything in these Bylaws to the contrary, no business shall be brought before or conducted at an annual meeting except in accordance with the provisions of this Section 6(b) or in accordance with Rule 14a-8 under the Exchange Act (or any successor provision thereto). The officer of the Corporation or other person presiding over the annual meeting shall, if the facts so warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 6(b) and, if he should so determine, he shall so declare to the meeting and any such business so determined to be not properly brought before the meeting shall not be transacted.

At any special meeting of the stockholders, only such business shall be conducted as shall have been brought before the meeting by or at the direction of the Board of Directors.

4.     Article I, Section 6(c) of the Bylaws is hereby deleted in its entirety and replaced with the following:

(c)            Only persons who are nominated in accordance with the procedures and qualifications set forth in these Bylaws shall be eligible for election as Directors. Nominations of persons for election to the Board of Directors of the Corporation may be made at a meeting of stockholders at which directors are to be elected only (x) by or at the direction of the Board of Directors or (y) by any stockholder of the Corporation entitled to vote for the election of Directors at the meeting, who is present (in person or by proxy) at the meeting and who complies with the notice procedures set forth in this Section 6(c) as to such nomination. For nominations to be properly brought before an annual meeting by a stockholder pursuant to this Section 6(c), (1) the stockholder must have given Timely Notice thereof in writing to the Secretary of the Corporation, (2) the stockholder must have provided updates or supplements to such Timely Notice at the times and in the forms required by Section 6(d) and (3) together with the beneficial owner(s), if any, on whose behalf the nomination is made, the stockholder must have acted in accordance with the representations set forth in the Nomination Solicitation Statement (as defined below) required by this Bylaw. A stockholder’s Timely Notice to the Secretary shall set forth:

(1)            as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected);

(2)            the name and address of the stockholder giving the notice, as they appear on the Corporation’s books, and the names and addresses of the other Proposing Persons (if any);

(3)            as to each Proposing Person, any Material Ownership Interests;

(4)            a description of the material terms of all agreements, arrangements or understandings (whether or not in writing) entered into by any Proposing Person or any of its affiliates or associates with any other person for the purpose of acquiring, holding, disposing or voting of any shares of any class or series of capital stock of the Corporation;

(5)            (A) a description of all agreements, arrangements or understandings by and among any of the Proposing Persons, or by and among any Proposing Persons and any other person (including with any proposed nominee(s)), pertaining to the nomination(s) proposed to be brought before the meeting of stockholders (which description shall identify the name of each other person who is party to such an agreement, arrangement or understanding), and (B) identification of the names and addresses of other stockholders (including beneficial owners) known by any of the Proposing Persons to support such nomination(s), and to the extent known the class and number of all shares of the Corporation’s capital stock owned beneficially or of record by such other stockholder(s) or other beneficial owner(s); and

(6)            a statement whether or not the stockholder giving the notice and/or the other Proposing Person(s), if any, will deliver a proxy statement and form of proxy to holders of at least the percentage of voting power of all of the shares of capital stock of the Corporation reasonably believed by such Proposing Person to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder (such statement, the “Nomination Solicitation Statement”).

No person shall be eligible for election as a Director of the Corporation unless nominated in accordance with the provisions of this Section 6(c). The officer of the Corporation or other person presiding at the meeting shall, if the facts so warrant, determine that a nomination was not made in accordance with such provisions and, if he or she shall so determine, he or she shall so declare to the meeting and the defective nomination shall be disregarded.

5.     A new Article IX in is hereby inserted in its entirety:

ARTICLE IX

CERTAIN GOVERNANCE MATTERS

Section 1.               Interpretations; Definitions.

The provisions of this Article IX shall apply notwithstanding anything to the contrary set forth in these Bylaws. In the event of any inconsistency between any provision of this Article IX and any other provision of these Bylaws, such provision of this Article IX shall control.

The following definitions shall apply to this Article IX and otherwise as applicable in these Bylaws:

(a)            “Effective Date” shall mean the effective date of the merger of the Brookline Bancorp, Inc. with and into the Corporation.

(b)            “Specified Period” shall mean the period beginning on the Effective Date and ending on the two-year anniversary of the Effective Date.

Section 2.               Chairman of the Board.

David M. Brunelle shall serve as the Chairman of the Board during the Specified Period (assuming Mr. Brunelle is elected for a second term following the Effective Date).

Section 3.               Certain Executive Officers.

(a)            Paul A. Perrault shall serve as President and Chief Executive Officer of the Corporation effective as of the Effective Date.

(b)            Carl M. Carlson shall serve as the Chief Financial and Strategy Officer of the Corporation effective as of the Effective Date.

(c)            Sean A. Gray shall serve as the Chief Operations Officer of the Corporation effective as of the Effective Date.

(d)            Michael W. McCurdy shall serve as the Chief Banking Officer of the Corporation effective as of the Effective Date.

(e)            Mark Meiklejohn shall serve as the Chief Credit Officer of the Corporation effective as of the Effective Date.

Section 4.               Board Actions.

During the Specified Period, the affirmative vote of at least two-thirds of the members of the Board of Directors shall be required to:

(a)            remove Mr. Perrault, Mr. Carlson, Mr. Gray, Mr. McCurdy or Mr. Meiklejohn from their respective offices; and

(b)            approve any merger or consolidation of the Corporation with and into any other corporation.

Section 5.               Amendment.

During the Specified Period, the provisions of this Article IX shall not be modified, amended or repealed and any Bylaws provision inconsistent with such provisions may be adopted, except upon the affirmative vote of at least two-thirds of the members of the Board of Directors.

Exhibit C

Form of Bank Merger Agreement

AGREEMENT AND PLAN OF BANK MERGER

THIS AGREEMENT AND PLAN OF BANK MERGER, dated as of [●] (this “Agreement”), is by and among Brookline Bank (“Brookline Bank”), a Massachusetts-chartered trust company; Bank Rhode Island (“BankRI”), a Rhode Island-chartered bank; PCSB Bank (“PCSB”), a New York-chartered bank; and Berkshire Bank, a Massachusetts-chartered trust company. Brookline Bank, BankRI, and PCSB are referred to collectively as the BRKL Banks, and together with Berkshire Bank, are referred to as the Banks in this Agreement.

WHEREAS, the BRKL Banks are each wholly owned subsidiaries of Brookline Bancorp, Inc., a Delaware corporation (“Brookline”);

WHEREAS, Berkshire Bank is the wholly owned subsidiary of Berkshire Hills Bancorp, Inc., a Delaware corporation (“Berkshire”);

WHEREAS, pursuant to an Agreement and Plan of Merger (the “Holdco Merger Agreement”) dated as of December 16, 2024, by and among Brookline, Berkshire, and Commerce Acquisition Sub, Inc., Commerce Acquisition Sub, Inc. will be merged into Brookline, with Brookline as the surviving corporation, and immediately thereafter Brookline will be merged with and into Berkshire with Berkshire as the surviving corporation (the “Merger”);

WHEREAS, the Holdco Merger Agreement provides that the parties intend to cause the merger of BankRI, PCSB, and Berkshire Bank with and into Brookline Bank with Brookline Bank as the surviving bank (the “Bank Mergers”);

WHEREAS, it is anticipated that the Bank Mergers will occur immediately after the transactions contemplated by the Holdco Merger Agreement;

WHEREAS, pursuant to Rhode Island General Laws Section 19-7-3, a Rhode Island-chartered bank such as BankRI may merge with a Massachusetts-chartered bank such as Brookline Bank;

WHEREAS, pursuant to Section 600 of the New York Consolidated Laws, Banking Law, a New York-chartered bank such as PCSB may merge with a Massachusetts-chartered bank such as Brookline Bank.

WHEREAS, the board of directors of each of the Banks has unanimously approved this Agreement and determined that the Bank Mergers, under and pursuant to the terms and conditions set forth herein, is in the best interests of each of the BRKL Banks and Berkshire Bank, and the Banks as a whole;

WHEREAS, this Agreement has been approved by the unanimous written consent of the sole shareholders of the BRKL Banks and Berkshire Bank, respectively; and

WHEREAS, the Bank Mergers must be approved by the Massachusetts Commissioner of Banks (the “Commissioner”), the Rhode Island Department of Business Regulation, Division of Banking (“RIDOB”), the New York Department of Financial Services (the “NYDFS”), and the Board of Governors of the Federal Reserve System (the “FRB”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and in the Holdco Merger Agreement and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Banks agree as follows:

Article I
THE BANK MERGERS

1.01            The Bank Mergers. The constituent corporations to the Bank Mergers shall be the Banks. Subject to the terms and conditions set forth in Holdco Merger Agreement and the terms and conditions of this Agreement, in accordance with Massachusetts General Laws, chapter 167I, Section 7, at the Effective Time (as defined in Section 1.02 below), BankRI, PCSB, and Berkshire Bank shall merge with and into Brookline Bank. Brookline Bank shall be the surviving bank (the “Resulting Bank”) of the Bank Mergers and shall continue its corporate existence as a Massachusetts-chartered bank under the Massachusetts General Laws following consummation of the Bank Mergers. Upon consummation of the Bank Mergers, the separate corporate existence of each of BankRI, PCSB, and Berkshire Bank shall cease.

1.02            Effective Time. The Bank Mergers shall become effective upon the filing of the Articles of Merger with the Secretary of State of the Commonwealth of Massachusetts at either the time of such filing or such other time as may be specified in the Articles of Merger (the “Effective Time”).

1.03            Effects of the Bank Mergers. At and after the Effective Time, the Bank Mergers shall have the effects provided in this Agreement and set forth in the applicable provisions of the Massachusetts General Laws. At the Effective Time all of the respective property, rights, privileges, powers and franchises of the Banks shall vest in the Resulting Bank, and all of the respective debts, liabilities, obligations, restrictions, disabilities and duties of the Banks shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Resulting Bank.

1.04            Articles of Organization. At and after the Effective Time, the Articles of Organization of Brookline Bank, as in effect immediately prior to the Effective Time, shall be the Articles of Organization of the Resulting Bank, until thereafter amended in accordance with applicable law and such Articles of Organization.

1.05            Bylaws. At and after the Effective Time, the Bylaws of Brookline Bank, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Resulting Bank, except as such Bylaws may be amended in accordance with applicable law and such Bylaws.

1.06            Name. At and after the Effective Time, the name of the Resulting Bank shall be “Brookline Bank.”

1.07            Authorized Capital Stock. The authorized capital stock of the Resulting Bank and the number of shares into which it shall be divided shall be such shares of capital stock authorized to be issued by the Articles of Organization of Brookline Bank, and the par value of such shares shall be the par value of shares of capital stock authorized to be issued by the Articles of Organization of Brookline Bank, as such Articles of Organization are in effect immediately prior to the Effective Time, until thereafter modified in accordance with applicable law and such Articles of Organization.

1.08            Directors and Officers. At the Effective Time, the initial directors and officers of the Resulting Bank shall be the directors and officers of Brookline Bank immediately prior to the Effective Time, except as noted on Schedule A (as such Schedule may be modified as of the Effective Time), and the additional directors and officers set forth on Schedule A (as such Schedule may be modified as of the Effective Time), each to hold office in accordance with the Articles of Organization and Bylaws of the Resulting Bank until their respective successors are duly elected or appointed and qualified.

1.09            Main Office. At and after the Effective Time, the main office of the Resulting Bank shall be located at 131 Clarendon Street, Boston, MA 02116.

1.10            Tax Treatment. The parties hereto intend that the Bank Mergers shall qualify as a “reorganization” under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and the rules and regulations thereunder, and this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code.

Article II
CANCELLATION OF SHARES

2.01            BankRI Shares. Each share of common stock, par value $1.00 per share, of BankRI issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Mergers and without any action on the part of the holder thereof, be canceled.

2.02            PCSB Shares. Each share of common stock, par value $1.00 per share, of PCSB issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Mergers and without any action on the part of the holder thereof, be canceled.

2.03            Berkshire Bank Shares. Each share of common stock, par value $1.00 per share, of Berkshire Bank issued and outstanding immediately prior to the Effective Time shall, by virtue of the Bank Mergers and without any action on the part of the holder thereof, be canceled.

Article III
REPRESENTATIONS

Each of the Banks represents that this Agreement has been duly authorized, executed and delivered by such party and constitutes a legal, valid and binding obligation of such party, enforceable against it in accordance with the terms of this Agreement.

Article IV
CONDITIONS TO CLOSING

Consummation of the Bank Mergers is conditioned upon the satisfaction of all conditions set forth below:

(i)	that the Merger shall have been consummated in accordance with the terms of the Holdco Merger Agreement; and

(ii)	that all necessary approvals, authorizations, and consents of any governmental entity, department, commission, board, agency, regulatory authority, or instrumentality, in each case, of competent jurisdiction, whether federal, state, or local, and whether domestic or foreign (a “Government Entity”), required to consummate the Bank Mergers, including, but not limited to, approvals required from the Commissioner, the RIDOB, the NYDFS, and the FRB, shall have been obtained and remain in full force and effect, and all waiting periods, if any, relating to such approvals, authorizations, and consents shall have been expired or been terminated.

Article V
TERMINATION AND AMENDMENT

5.01            Termination. This Agreement may be terminated at any time prior to the Effective Time by an instrument executed by each of the parties hereto. This Agreement will terminate automatically without any action by the parties hereto upon the termination of the Holdco Merger Agreement.

5.02            Amendment. This Agreement may be amended by an instrument in writing signed on behalf of each of the parties hereto.

Article VI
MISCELLANEOUS

6.01            Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all of the parties, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature to this Agreement. Execution and delivery of this Agreement by facsimile or electronic communication shall be legal, valid and binding execution and delivery for all purposes.

6.02            Applicable Law; Choice of Forum. This Agreement shall be construed and enforced in accordance with and governed by the laws of the Commonwealth of Massachusetts, without regard to the principles of conflicts of law.

6.03            Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, then such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

6.04            Entire Agreement. This Agreement contains the entire understanding and agreement among the parties with respect to the subject matter of this Agreement and supersedes any other prior written or oral understandings or agreements among the parties with respect to its subject matter.

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IN WITNESS WHEREOF, the Banks have each caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

BROOKLINE BANK

By:
Name:
Title:

BANK RHODE ISLAND

By:
Name:
Title:

PCSB BANK

By:
Name:
Title:

BERKSHIRE BANK

By:
Name:
Title: